Exhibit 10.27 (a)

Faegre Baker Daniels Draft (2-8-12)

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

GREEN PLAINS HOLDINGS II LLC,

as Borrower,

VARIOUS LENDERS,

and

COBANK, ACB,

as Administrative Agent, Syndication Agent,

and Lead Arranger

Closing Date: February 9, 2012

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Section 9.18	Borrower’s Acknowledgement and Agreement Regarding Participations	91
Section 9.19	Farm Credit Lender Equities	91
Section 9.20	Patronage Distributions	91
Section 9.21	Amendment and Restatement	92
Section 9.22	Waiver of Farm Credit Rights	92

EXHIBITS AND SCHEDULES

Exhibit A	Revolving Term Note
Exhibit B	Term A Note
Exhibit C	Term B Note
Exhibit D	Aggregate Commitment Amounts
Exhibit E	Revolving Term Facility Borrowing Request
Exhibit F	Notice of Conversion to LIBO Rate
Exhibit G	Notice of Rollover of LIBO Rate
Exhibit H	Certificate of Officer as to Financial Statements
Exhibit I	Assignment and Assumption
Exhibit J	Farm Credit Participants

Schedule 4.1	Doing Business Names; Business Locations
Schedule 4.4	Organization Chart
Schedule 4.7	Litigation
Schedule 4.11	ERISA Plans
Schedule 4.12	Environmental Compliance
Schedule 4.15	Existing Properties and Mortgages; Leased Properties and Warehouse Locations
Schedule 4.16	Intellectual Property
Schedule 4.18	Licenses, Compliance with Laws, Other Agreements
Schedule 4.20	Account Relationships
Schedule 6.1	Outstanding Liens
Schedule 6.2	Outstanding Debt
Schedule 6.3	Outstanding Guaranties
Schedule 6.4	Additional Investments

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AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is entered into as of February 9, 2012, by and among GREEN PLAINS HOLDINGS II LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions from time to time party hereto as lenders (the “Lenders”) and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Recitals

The Borrower, the Lenders and the Administrative Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 14, 2005, as amended by a First Amendment dated as of February 28, 2006, a Second Amendment dated as of March 31, 2006, a Third Amendment dated as of September 22, 2006, a Fourth Amendment dated as of October 31, 2006, a Fifth Amendment dated as of February 22, 2007, a Sixth Amendment dated as of May 25, 2007, a Seventh Amendment dated as of August 31, 2007, an Eighth Amendment dated as of November 30, 2007, a Ninth Amendment dated as of October 31, 2008, a Tenth Amendment dated as of December 22, 2008, an Eleventh Amendment dated as of March 4, 2009, a Forbearance Agreement and Twelfth Amendment to Amended and Restated Loan and Security Agreement dated as of July 31, 2009, as amended from time to time (the “Forbearance Agreement”), an Amendment to Amended and Restated Loan and Security Agreement and Forbearance Agreement dated as of September 30, 2009, which acted as a thirteenth amendment to such Amended and Restated Loan and Security Agreement, a Fourteenth Amendment to Amended and Restated Loan and Security Agreement and Second Amendment to Forbearance Agreement dated as of November 30, 2009, a Fifteenth Amendment to Amended and Restated Loan and Security Agreement and Third Amendment to Forbearance Agreement dated as of June 30, 2010, and a Sixteenth Amendment to Amended and Restated Loan and Security Agreement and Fourth Amendment to Forbearance Agreement dated as of October 22, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Prior Loan Agreement”).

The Borrower, the Lenders and the Administrative Agent have agreed to amend and modify the Prior Loan Agreement by execution and delivery of this Agreement, which will supersede and replace the Prior Loan Agreement in its entirety.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

“Additional Capital Expenditures” means all Capital Expenditures made by the Borrower solely and exclusively with Proceeds of Support Contributions or Support Term Loans received by the Borrower during the Covenant Computation Period during which such Additional Capital Expenditures were funded.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a loan of funds by a Lender to the Borrower under a Facility.

“Affiliate” means, with respect to a Person, (a) any officer of such Person or member of the Governing Board of such Person, (b) any Person who, individually or with his immediate family owns or holds more than 10% of the voting interest in the subject Person, and (c) any Person controlled by, controlling or under common control with such Person, including (but not limited to) any Subsidiary of such Person. For purposes of this definition, “control,” when used with respect to a Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, neither the Administrative Agent nor any other Lender Party shall be deemed to be an Affiliate of the Borrower. Unless otherwise specified, “Affiliate” means an Affiliate of the Borrower.

“Aggregate Revolving Term Commitment Amount” is the amount specified in Exhibit D hereto for the applicable period, constituting the sum of the Revolving Term Commitments of the Revolving Term Lenders, subject to adjustment in accordance with Section 2.14.

“Aggregate Term A Commitment Amount” is the amount specified in Exhibit D hereto, constituting the sum of the Term Commitments of the Term Lenders, reduced by the amount of each principal payment applied to the Term A Facility.

“Aggregate Term B Commitment Amount” is the amount specified in Exhibit D hereto, constituting the sum of the Term B Commitments of the Term B Lenders, reduced by the amount of each principal payment applied to the Term B Facility.

“Agreement” means this Amended and Restated Credit Agreement and all exhibits, schedules, amendments, restatements and supplements hereto and modifications hereof.

“Assignment and Assumption” has the meaning specified in Section 9.3(b)(iv).

“Base Rate” means a rate per annum obtained by adding (a) three and one-half percent (3.50%) to (b) the higher of (i) the CoBank Base Rate and (ii) the Federal Funds Rate plus one-half of one percent (.50%). Any change in the Base Rate shall take effect at the opening of business on the day such change occurs.

“Borrower” has the meaning specified in the preamble.

“Borrowing” means a borrowing by the Borrower under a Facility, consisting of the aggregate of all Advances made by the Lenders to the Borrower.

“Business Day” means any day other than a Saturday or Sunday on which national banks are required to be open for business in Denver, Colorado, and, in addition, if such day relates to a LIBOR Loan or fixing of a LIBO Rate, a day on which dealings in U.S. dollar deposits are carried on in the London interbank Eurodollar market.

“Capital Expenditures” means, with respect to any Person, the cost of any real property, plant and equipment, and any other fixed asset or improvement, or replacement, substitution or addition thereto which is required by GAAP to be included in or reflected as property, plant and equipment or similar fixed assets on the balance sheet of such Person, having useful life of more than one (1) year, or any other payment which is otherwise required to be capitalized; provided, however, that Capital Expenditures shall not include expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property of such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Payments” means, with respect to any Person for the applicable Covenant Computation Period, the total expenditures by such Person in respect of Capital Leases during such period, as determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, membership interests or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer, as collateral for Letter of Credit Exposure or obligations of Lenders to fund participations in respect of Letter of Credit Exposure, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty;

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives, rules, guidelines or directives thereunder or issued in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any event, circumstance or occurrence that results in (a) GPRE failing to own, directly or indirectly, more than fifty percent (50%) of the issued and outstanding voting Capital Stock of the Borrower or (b) a change in the composition of the Governing Board of GPRE such that continuing directors cease to constitute more than 50% of GPRE’s Governing Board. As used in this definition, “continuing directors” means, as of any date, (i) those Directors of GPRE who assumed office prior to such date, and (ii) those Directors of GPRE who assumed office after such date and whose appointment or nomination for election by GPRE’s shareholders was approved by a vote of GPRE’s nominating committee.

“Closing Date” means the date of this Agreement.

“CoBank” has the meaning specified in the preamble.

“CoBank Base Rate” means the “CoBank Base Rate” announced by the Administrative Agent from time to time, which is a base rate that the Administrative Agent from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans which make reference thereto. The CoBank Base Rate is not necessarily the lowest rate offered by the Administrative Agent. With respect to Base Rate Loans, each change in the rate of interest hereunder shall become effective on the date each CoBank Base Rate change is announced by the Administrative Agent.

“CoBank Equities” has the meaning specified in Section 5.13.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all real and personal property in which the Administrative Agent, on behalf of the Lenders, has been granted a Lien pursuant to any Security Document, together with all substitutions and replacements for, and products and proceeds of, any of the foregoing.

“Commitment” means, with respect to any Lender, such Lender’s Term A Commitment, Term B Commitment or Revolving Term Commitment, as the context requires.

“Commitment Amount” means the Aggregate Term A Commitment Amount, the Aggregate Term B Commitment Amount or the Aggregate Revolving Term Commitment Amount, as the context requires.

“Communications” has the meaning specified in Section 9.5(a).

“Consolidated Group” means the GPRE and its Consolidated Subsidiaries, including, but not limited to, the Borrower.

“Consolidated Subsidiary” means at any time, any Subsidiary, the accounts of which are or should, in accordance with GAAP, be consolidated with those of GPRE in its consolidated financial statements at such time.

“Covenant Compliance Date” means the last day of each calendar month of the Borrower.

“Covenant Computation Period” means the 12 consecutive calendar months immediately preceding and ending on a Covenant Compliance Date.

“Credit Exposure” means, with respect to any Facility and any Lender at any time, such Lender’s Revolving Term Exposure, Term A Exposure or Term B Exposure, or the aggregate of all of the foregoing, as the case may be.

“Credit Extension” means the making of any Advance or issuance of a Letter of Credit, or the conversion to, or continuation of, any LIBOR Loan.

“Current Maturities of Long-Term Debt” means, with respect to a Covenant Compliance Date, all scheduled principal payments of the Borrower’s Long-Term Debt that become due and payable during the next succeeding twelve consecutive calendar months or that are due on demand.

“Debt” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP; (e) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person; (f) all indebtedness and other obligations of others guaranteed by such Person; (g) all net obligations of such Person under currency, commodity or interest rate swap program or any similar agreement, arrangement or undertaking relating to fluctuations in commodity prices, currency values or interest rates, including but not limited to Hedging Obligations; (h) all obligations, contingent or otherwise, with respect to the face amount of letters of credit (whether or not drawn) and bankers’ acceptances issued for the account of such Person; (i) all Redeemable Capital Stock of such Person; (j) all obligations of such Person arising under Synthetic Leases; and (k) all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person. For all purposes of this Agreement, the Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer; provided, that only the portion (if any) of any such Debt with recourse to such Person shall be included hereunder as Debt of such Person.

“Debt Service Coverage Ratio” means, with respect to the applicable Covenant Computation Period, the ratio of (a) (i) the Borrower’s Net Income plus Tax Expense, depreciation and amortization, plus (ii) the net proceeds of all Support Contributions and Support Term Loans actually received by the Borrower during the period commencing on the first day of such Covenant Computation Period and ending on the earlier of (1) the date the Compliance Certificate is delivered to the Administrative Agent pursuant to Section 5.1 hereof or (2) thirty days after such Covenant Computation Period, minus (iii) the amount of all Additional Capital Expenditures incurred by the Borrower during such Covenant Computation Period; to (b) the aggregate amount of all Current Maturities of Long-Term Debt.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.8(d).

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that: (a) has failed to (i) make an Advance or fund its participation in any Revolving Term Advance or any Letter of Credit within two (2) Business Days of the date by which it was required to do so hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender Party any other amount required to be paid by it hereunder within one Business Day of the date by which it was required to do so hereunder (including in respect of its participations in Letters of Credit), (b) has notified the Administrative Agent, the Borrower or any other Lender Party that such Lender does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement related to such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has become insolvent or has become the subject of a bankruptcy, insolvency or similar proceeding, or has had a receiver, conservator, trustee, custodian or similar official appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has a direct or indirect GPRE company that has become insolvent or has become the subject of a bankruptcy, insolvency or similar proceeding, or

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has had a receiver, conservator, trustee, custodian or similar official appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect GPRE company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(f)) upon delivery of written notice of such determination to the Borrower and each Lender Party.

“Director” means, with respect to any Person, (a) if such Person is a corporation, a member of the board of directors of such Person, (b) if such Person is a limited liability company, a governor, manager or managing member of such Person and (c) if such Person is a partnership, a general partner of such Person.

“Disclosed Information” has the meaning specified in Section 9.8.

“EBITDA” means, with respect to any Person for the applicable Covenant Computation Period, such Person’s Net Income, plus, without duplication and only to the extent deducted in determining such Net Income: (a) Interest Expense; (b) Tax Expense; (c) depreciation, depletion, and amortization of tangible and intangible assets and other non-cash charges; and (d) such non-recurring charges that are reasonably acceptable to the Administrative Agent, less, without duplication and to the extent included in Net Income, extraordinary and non-operating income and the non-cash portion of dividends and patronage payments received by such Person, calculated in accordance with GAAP.

“Environmental Laws” has the meaning specified in Section 4.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Labor regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code.

“Eurocurrency Liabilities” has the meaning specified in the definition of LIBO Base Rate.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by, or on account of, any obligation of the Borrower hereunder: (a) taxes imposed on, or measured by, its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) any backup withholding tax required by the Code to be withheld from amounts payable to any Lender Party that has failed to comply with Section 2.17(e); (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located; and (d) in the case of a Foreign Lender, any withholding tax (including withholding taxes imposed under FATCA) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Mortgage” means each Mortgage on an Existing Property, as set forth and described in Schedule 4.15.

“Existing Property” means each parcel of real property and all related improvements and fixed assets as set forth and described in Schedule 4.15.

“Existing Revolving Advances” is defined in Section 2.1(a)(i).

“Existing Term A Advances” is defined in Section 2.1(b)(i).

“Existing Term B Advances” is defined in Section 2.1(c)(i).

“Facility” means the Revolving Term Facility, the Term A Facility or the Term B Facility, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Farm Credit Lender” means CoBank and each other Lender or Participant hereunder that is organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“Farm Credit Lender Equities” has the meaning set forth in Section 9.19.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of federal funds transactions in New York City, as selected by the Administrative Agent in its discretion.

“Fee Letter” means each separate agreement entered into from time to time by and between the Borrower and the Administrative Agent setting forth certain fees to be paid by the Borrower to the Administrative Agent for the Administrative Agent’s own account or for the account of the Lenders, as more fully set forth therein, each as amended, restated, supplemented or otherwise modified from time to time.

“Financial Covenants” means the covenants contained in Sections 5.10, 5.11, 5.12 and 6.13.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Free Cash Flow” means, with respect to any Person for the applicable period of determination, an amount equal to such Person’s Net Income plus Tax Expense, depreciation and amortization, minus the aggregate amount of all payments of principal made on outstanding Debt of the Borrower, minus the applicable Step-Up Amount, minus forty percent (40%) of the Borrower’s pre-tax Net Income, minus the amount of Capital Expenditures permitted under Section 6.13.

“Free Cash Flow Payment” has the meaning set forth in Section 2.10(c)(ii).

“Funded Debt” of any Person means all Debt of such Person, including but not limited to all Subordinated Debt of such Person, other than any such Debt described in clauses (g) and (k) of the definition of “Debt” herein (including guaranties of any such items of Debt).

“GAAP” means generally accepted accounting principles as in effect on the Closing Date and applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower referred to in Section 4.5, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrower either (a) is required to implement such change, or (b) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is hereinafter referred to as a “Required GAAP Change”), provided that (i) the Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower’s income, retained earnings or other accounts, as applicable, and (ii) the Financial Covenants shall be adjusted as necessary to reflect the effects of such Required GAAP Change, provided that if the Required Lenders and the Borrower cannot agree on such adjustments, the Financial Covenants will be calculated without giving effect to the Required GAAP Change.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GPRE” means Green Plains Renewable Energy, Inc., an Iowa corporation.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.6(b).

“Initial Farm Credit Participants” has the meaning specified in Section 9.18.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means, with respect to any Person during any period, the total gross interest expense on all Debt of such Person during such period including, but not limited to and without duplication: (a) accrued interest (whether or not paid) on all Debt; (b) the amortization of Debt discounts; (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense; (d) that portion of any Capital Lease Payment that would constitute imputed interest as determined in accordance with GAAP; and (e) all fees and charges with respect to letters of credit issued for the account of such Person.

“Interest Payment Date” means: (a) with respect to each LIBOR Loan, the last day of the Interest Period applicable thereto (and, if such Interest Period is longer than three months, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period); (b) with respect to each Base Rate Loan, the 20th day of each calendar month; (c) with respect to each MetLife Fixed Rate Loan, the 1st day of each calendar month; and (d) with respect to each Loan, the Maturity Date with respect thereto.

“Interest Period” means, relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made, or continued as, or converted into, a LIBOR Loan pursuant to Sections 2.2, 2.3 or 2.4 and shall end on (but exclude) the day that numerically corresponds to such date that is one, two, three or six months thereafter with respect to Interest Periods outstanding under the Revolving Term Facility or the Term A Facility; provided, however, if any of the foregoing months has no numerically corresponding day, such period shall end on the last Business Day of such month, as the Borrower may select in its relevant notice pursuant to Sections 2.2, 2.3 or 2.4; provided, further, that:

(a) no more than five (5) different Interest Periods may be outstanding at any one time with respect to each of the Revolving Term Facility and the Term A Facility;

(b) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day);

(c) no Interest Period may end later than the Maturity Date for the applicable Facility; and

(d) in no event shall the Borrower select Interest Periods with respect to Loans under a Facility that, in the aggregate, would require payment of funding losses under Section 2.19 in order to make payments of regularly scheduled installments of principal thereunder or reduction of the related Commitment Amount.

“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower of, or of a beneficial interest in, any Securities of any other Person, (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by the Borrower from any Person other than the Borrower, of any equity Securities of the Borrower, (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower to any other Person, including all Debt and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (d) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original or any additional principal amount of any such Investment).

“Knowledge” means the actual knowledge of any officer or Director of the Borrower.

“Lease” means, with respect to any Person, any leasing or similar arrangement for the lease or use of any real or personal property of such Person, including, without limitation, any Operating Lease or Capital Lease.

“Lender Parties” means, collectively, the Administrative Agent, the Letter of Credit Issuer and the Lenders.

“Lenders” has the meaning specified in the preamble.

“Letter of Credit” has the meaning specified in Section 2.6.

“Letter of Credit Documents” means such applications, reimbursement agreements and other documents as the Letter of Credit Issuer may require as a condition to issuance of a Letter of Credit.

“Letter of Credit Exposure” means the sum of (a) the aggregate remaining available amount of all issued and outstanding Letters of Credit and (b) amounts drawn under Letters of Credit for which the Letter of Credit Issuer has not been reimbursed with proceeds of a Borrowing or otherwise.

“Letter of Credit Fee” has the meaning specified in Section 2.6(b).

“Letter of Credit Issuer” means CoBank (or, as applicable, one of its Affiliates), in its separate capacity as issuer of Letters of Credit for the account of the Borrower pursuant to Section 2.6.

“Letter of Credit Sublimit” means $3,000,000.

“LIBO Base Rate” means, with respect to an Interest Period, the rate obtained by dividing (a) either (i) the rate per annum determined by the Administrative Agent as of approximately 11:00 a.m. London time on the date two (2) Business Days before the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a period corresponding to the term of such Interest Period and in an amount comparable to the aggregate amount of the relevant Loan (as displayed in the Bloomberg Financial Markets system or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), or (ii) if such rate cannot be determined, the rate per annum equal to the rate determined by the Administrative Agent in accordance with Section 2.5 to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank Eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period, in each case rounded upwards, if necessary, to the nearest 1/100 of 1%, by (b) a percentage equal to 1.00 minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to Eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to such Eurodollar fundings.

“LIBO Rate” means, with respect to an Interest Period, the rate obtained by adding (a) four and one-half percent (4.50%) to (b) the applicable LIBO Base Rate.

“LIBOR Advance” means any Advance which bears interest at a rate determined by reference to a LIBO Rate.

“LIBOR Loan” means any Loan that bears interest at a rate determined by reference to a LIBO Rate, including LIBOR Advances.

“License” has the meaning specified in Section 4.18.

“Licensed Intellectual Property” has the meaning specified in Section 4.16(b).

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capital Lease, title retention contract or similar agreement.

“Loan” means a designated portion of outstanding principal indebtedness under one or more Facilities which bears interest at a rate determined by reference to a particular LIBO Rate or the Base Rate, as the case may be.

“Loan Documents” means, collectively, this Agreement, the Notes, each Letter of Credit Document, the Security Documents, the Support and Subordination Agreement and each Fee Letter, together with every other agreement, promissory note, document, contract and instrument executed in connection with any of the foregoing, each as amended, restated, supplemented or otherwise modified from time to time.

“Long-Term Debt” means Funded Debt of any Person having an original maturity greater than one year or renewable at the option of such Person for a period greater than one year from the date of original incurrence or issuance thereof.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) the business, financial condition, operations or prospects of the Borrower taken as a whole;

(b) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party;

(c) the validity, enforceability or collectibility of any Loan Document; or

(d) the status, existence, perfection, priority or enforceability of any Lien granted pursuant to any Security Document.

“Maturity Date” means: (a) with respect to the Revolving Term Facility, October 1, 2018; (b) with respect to the Term A Facility, July 1, 2016; and (c) with respect to the Term B Facility, July 1, 2016.

“MetLife” means MLIC Asset Holdings LLC and its designated affiliates.

“MetLife Fixed Rate” means, as applicable, the following fixed rates: (a) with respect to MetLife’s allocated portion of the first Advance under the Term B Facility, 7.855% per annum; (b) with respect to MetLife’s allocated portion of the second Advance under the Term B Facility, 8.37% per annum; and (c) with respect to MetLife’s allocated portion of the third Advance under the Term B Facility 8.94% per annum.

“MetLife Fixed Rate Loan” shall mean any Loan that bears interest at the MetLife Fixed Rate.

“MetLife Make-Whole Agreement” shall mean the Amended and Restated MetLife Make-Whole Agreement between the Borrower and MetLife dated as of December 14, 2005.

“Mortgage” means each mortgage or deed of trust, as the case may be, pursuant to which the Borrower grants the Administrative Agent, for the benefit of the Lender Parties, a Lien on the Existing Properties to secure payment of the Obligations and all amendments and supplements thereto and modifications thereof.

“Multi-employer Plan” means a multi-employer plan (as defined in section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means, with respect to any Person for the applicable Covenant Computation Period or for other purposes in this Agreement, such Person’s after-tax net income as determined in accordance with GAAP.

“Net Proceeds” means, with respect to any transaction, the gross proceeds from such transaction, less reasonable brokerage, legal, accounting and other fees and expenses, to the extent actually paid or payable in connection with such gross proceeds.

“Net Worth” means, with respect to any Person as of the applicable Covenant Compliance Date, the difference (positive only) between: (a) the total assets of such Person, calculated in accordance with GAAP after deducting adequate reserves in such case where, in accordance with GAAP, a reserve is proper; and (b) the total liabilities of such Person.

“Non-Consenting Lender” has the meaning specified in Section 9.7.

“Non-Defaulting Lender” means a Revolving Term Lender or a Term Lender, as the context requires, that is not a Defaulting Lender.

“Note” means a Revolving Term Note, a Term A Note or a Term B Note.

“Notice” has the meaning specified in Section 9.5(b).

“Obligations” means each and every debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Lender Party, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, the Letter of Credit Exposure and all indebtedness, liabilities and obligations of the Borrower arising under a Facility.

“Operating Lease” means, with respect to any Person, any leasing or similar arrangement of such Person for the lease or use of any equipment or other personal property assets, which, in accordance with GAAP, would not be characterized as a Capital Lease.

“Organizational Documents” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owned Intellectual Property” has the meaning specified in Section 4.16(a).

“Participant” has the meaning specified in Section 9.3(d).

“Participation Agreements” has the meaning specified in Section 9.18.

“Pension Plan” means a pension plan (as defined in section 3(2) of ERISA) maintained for employees or former employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA, or a money purchase pension plan subject to the funding standards of Section 412 of the Code.

“Percentage” means, with respect to any Lender, the ratio of that Lender’s Credit Exposure to the aggregate Credit Exposure of all Lenders, subject to adjustment in accordance with Section 2.14 and Exhibit D. Where the context refers to a particular Facility, “Percentage” shall be determined with respect to that Facility only; provided, however, that from and after the occurrence of an Event of Default and during the continuance thereof, “Percentage” shall not be determined with respect to any particular Facility.

“Perfection Certificate” means the Perfection Certificate of even date herewith by the Borrower in favor of the Administrative Agent.

“Permitted Liens” has the meaning specified in Section 4.10.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees or former employees of the Borrower or ERISA Affiliate.

“Platform” has the meaning specified in Section 9.5(a).

“Prior Loan Agreement” has the meaning set forth in the Recitals.

“Redeemable Capital Stock” means, with respect to any Person, any Capital Stock of such Person which, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of the common equity capital of such Person) on or prior to the Maturity Date, (b) is redeemable at the option of the holder thereof (for consideration other than shares of the common equity capital of such Person) or (c) is convertible into or exchangeable for debt securities.

“Register” has the meaning specified in Section 9.3(c).

“Replaced Lender” has the meaning specified in Section 2.24.

“Replacement Lender” has the meaning specified in Section 2.24.

“Reportable Event” means a reportable event (as defined in section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Required Lenders” means two or more Lenders (including Voting Participants in accordance with Section 9.3(g)) having an aggregate Percentage of at least 51%; provided, however, that if any Lender is a Defaulting Lender at such time of determination, the Percentage of such Defaulting Lender (including any of such Defaulting Lender’s Voting Participants) shall be excluded from the determination of Required Lenders; provided, further, that at any time during which only one Lender exists, “Required Lenders” means the Lender.

“Required Payment” has the meaning specified in Section 2.15(c).

“Restricted Payment” means any payment on account of any Capital Stock of the Borrower, including but not limited to any dividend or distribution and any payment in purchase, redemption, retirement or other acquisition thereof, or any other payment or distribution for any reason to or for the account or benefit of any Affiliate, not including, however, payments to officers and Directors of the Borrower in the ordinary course of business pursuant to market terms and conditions.

“Revolving Term Advance” means a loan of funds by a Lender to the Borrower under the Revolving Term Facility.

“Revolving Term Borrowing” means a Borrowing consisting of a Revolving Term Advance by each of the Revolving Term Lenders.

“Revolving Term Commitment” means, with respect to any Lender, (a) the amount so designated for such Lender in the Register maintained by the Administrative Agent, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption and any decreases effected pursuant to Section 2.14 and Exhibit D, or (b) as the context may require, the obligation of such Lender to make Revolving Term Advances under Section 2.14(a).

“Revolving Term Commitment Termination Date” means, with respect to the Revolving Term Commitments, the earlier of (a) the applicable Maturity Date for the Revolving Term Facility and (b) the date on which the Revolving Term Commitments are terminated pursuant to Section 2.14(a) or 7.2.

“Revolving Term Credit Exposure” means, with respect to any Lender, (a) at all times prior to the Revolving Term Commitment Termination Date, such Lender’s Revolving Term Commitment and (b) thereafter, such Lender’s Revolving Term Facility Outstanding Amount.

“Revolving Term Facility” means the revolving term credit facility being made available to the Borrower by the Revolving Term Lenders pursuant to Section 2.14(a).

“Revolving Term Facility Outstanding Amount” means, as of the date of determination, the aggregate principal amount of (a) all outstanding Revolving Term Advances and (b) the Letter of Credit Exposure.

“Revolving Term Lender” means any Lender with a Revolving Term Commitment.

“Revolving Term Note” means a promissory note of the Borrower payable to a Lender in the amount of such Revolving Term Lender’s Revolving Term Commitment, in substantially the form of Exhibit A, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

“Security Agreement” means a security agreement of the Borrower in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which the Borrower grants the Administrative Agent a Lien on substantially all of the personal property of the Borrower to secure payment of the Obligations, and all amendments and supplements thereto and modifications thereof.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Documents” means the Security Agreement, each Mortgage, and each and every additional agreement entered into by the Borrower for the benefit of the Lender Parties to secure payment of the Obligations or otherwise relating to any Collateral.

“Shareholder” means, with respect to any Person, the holder of any legal or beneficial interest in any Capital Stock of that Person.

“Step-Up Amount” means, for the applicable period of determination, the aggregate amount by which the minimum Working Capital required to be maintained by the Borrower increases under Section 5.12. For example, (a) for the fiscal year of the Borrower ending December 31, 2012, the “Step-Up Amount” is $4,000,000, and (b) for the fiscal year of the Borrower ending December 31, 2013, the “Step-Up Amount” is $2,500,000.

“Subordinated Debt” means all Debt that has been subordinated to payment of the Obligations on terms and conditions satisfactory to the Required Lenders, in their sole discretion, as to the right and time of payment and as to any other rights and remedies thereunder.

“Subordination Agreement” means an agreement (in form and substance satisfactory to the Required Lenders) executed and delivered by each holder of Subordinated Debt in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Person subordinates payment of such Subordinated Debt or other obligations as therein provided to payment of the Obligations to the extent provided therein and all amendments and supplements thereto and modifications thereof.

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Capital Stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such entity (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Support and Subordination Agreement” means the Amended and Restated Support and Subordination Agreement of even date herewith among the Borrower, GPRE and the Administrative Agent.

“Support Contribution” has the meaning set forth in the Support and Subordination Agreement.

“Support Term Loan” has the meaning set forth in the Support and Subordination Agreement.

“Synthetic Lease” means, with respect to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a Capital Lease and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which such Person is the lessor.

“Target” has the meaning specified in Section 6.9(a)(ii).

“Tax Expense” means, with respect to any Person for the applicable Covenant Computation Period, the amount of such Person’s income tax expense determined in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Advance” means a loan of funds by a Lender to the Borrower under the Term A Facility.

“Term A Commitment” means, with respect to any Lender, the amount so designated for such Lender in the Register maintained by the Administrative Agent, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, as reduced in accordance with Section 2.10(d).

“Term A Exposure” means, with respect to any Lender, the aggregate principal amount of all outstanding Term A Advances made by such Lender.

“Term A Facility” means the term loan facility being made available to the Borrower by the Lenders pursuant to Section 2.1(b).

“Term A Facility Outstanding Amount” means, as of any date of determination, the sum of the aggregate principal amount of all outstanding Term A Advances.

“Term A Lender” means any Lender with a Term A Commitment.

“Term A Note” means a promissory note of the Borrower payable to a Lender in the amount of such Term Lender’s Term A Commitment, in substantially the form of Exhibit B, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

“Term B Advance” means a loan of funds by a Lender to the Borrower under the Term B Facility.

“Term B Commitment” means, with respect to any Lender, the amount so designated for such Lender in the Register maintained by the Administrative Agent, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, as reduced in accordance with Section 2.10(d).

“Term B Exposure” means, with respect to any Lender, the aggregate principal amount of all outstanding Term B Advances made by such Lender.

“Term B Facility” means the term loan facility being made available to the Borrower by the Lenders pursuant to Section 2.1(c) consisting of three Existing Term B Advances, the first in the original principal amount of $19,000,000 with a current principal balance of $6,400,000; the second in the original principal amount of $9,000,000 with a current principal balance of $4,500,000; and the third in the original principal amount of $19,000,000 with a current principal balance of $2,500,000.

“Term B Facility Outstanding Amount” means, as of any date of determination, the sum of the aggregate principal amount of all outstanding Term B Advances.

“Term B Lender” means any Lender with a Term B Commitment.

“Term B Note” means a promissory note of the Borrower payable to a Lender in the amount of such Term Lender’s Term B Commitment, in substantially the form of Exhibit C, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Colorado, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a).

“Voting Participant” has the meaning specified in Section 9.3(g).

“Voting Participant Notification” has the meaning specified in Section 9.3(g).

“Working Capital” means, with respect to any Person as of any date of determination, the excess of current assets over current liabilities, determined in accordance with GAAP. For purposes of determining current assets, any unadvanced amount available under the Revolving Term Facility, less the amount that would be considered a current liability under GAAP if fully advanced, shall be included.

Section 1.2 Rules of Construction.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in the preamble have the meanings therein assigned to them;

(b) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto and restatements thereof, but only to the extent such amendments, modifications and restatements are not prohibited by the terms of any Loan Document;

(e) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(f) all references to times of day in this Agreement shall be references to Denver, Colorado time unless otherwise specifically provided.

ARTICLE II

CREDIT FACILITIES

Section 2.1 Commitments as to Facilities.

(a) Revolving Term Facility.

(i) Certain of the Revolving Term Lenders have made revolving advances to the Borrower under the revolving term facility and the line of credit facility as set forth and described in the Prior Loan Agreement (collectively, the “Existing Revolving Advances”), the outstanding principal balance of which as of the Closing Date is $50,679,517.00. The Borrower’s obligation to pay the Existing Revolving Advances is secured by the Collateral. The Existing Revolving Advances shall constitute Revolving Term Advances for purposes of this Agreement, shall be secured by the Collateral and shall be repayable in accordance with this Agreement.

(ii) Each Revolving Term Lender hereby agrees, on the terms and subject to the conditions herein set forth, including specifically satisfaction of all conditions set forth in Section 3.2, to make Revolving Term Advances to the Borrower from time to time during the period from the Closing Date to and including the Revolving Term Commitment Termination Date, in an aggregate amount at any time outstanding not to exceed such Revolving Term Lender’s Percentage of each Revolving Term Borrowing from time to time requested by the Borrower under the Revolving Term Facility; provided, however, that (A) the Revolving Term Facility Outstanding Amount shall at no time exceed the Aggregate Revolving Term Commitment Amount and (B) no Revolving Term Lender’s Percentage of the Revolving Term Facility Outstanding Amount shall at any time exceed such Revolving Term Lender’s Revolving Term Commitment. The Borrower acknowledges and agrees that the Aggregate Revolving Term Commitment Amount will reduce on a semi-annual basis in accordance with Exhibit D hereto. Each Revolving Term Advance shall be secured by the

Collateral. Within the above limits, the Borrower may obtain Revolving Term Advances, prepay Revolving Term Advances in accordance with the terms hereof and reborrow Revolving Term Advances in accordance with the applicable terms and conditions of this Article II.

(b) Term A Facility.

(i) The Term A Lenders have made certain term loans to the Borrower under the Prior Loan Agreement (collectively, the “Existing Term A Advances”), the outstanding principal balance of which as of the Closing Date is $13,013,902.81. The Borrower’s obligation to pay the Existing Term A Advances is secured by the Collateral. The Existing Term A Advances shall constitute Term A Advances for purposes of this Agreement, shall be secured by the Collateral and shall be repayable in accordance with this Agreement.

(ii) The Borrower acknowledges and agrees that, as of the Closing Date, each Term A Lender has satisfied any and all funding obligations with respect to each Term A Advance and, following the Closing Date, no Term A Lender shall have any further obligation to extend any loan or advance any funds with respect to any Term A Commitment.

(c) Term B Facility.

(i) The Term B Lenders have made certain “MetLife Fixed Rate Loans” to the Borrower under the Prior Loan Agreement (collectively, the “Existing Term B Advances”), the outstanding principal balance of which as of the Closing Date is $13,400,000.00. The Borrower’s obligation to pay the Existing Term B Advances is secured by the Collateral. The Existing Term B Advances shall constitute Term B Advances for purposes of this Agreement, shall be secured by the Collateral and shall be repayable in accordance with this Agreement.

(ii) The Borrower acknowledges and agrees that, as of the Closing Date, each Term B Lender has satisfied any and all funding obligations with respect to each Term B Advance and, following the Closing Date, no Term B Lender has any further obligation to extend any loan or advance any funds with respect to any Term B Commitment.

Section 2.2 Procedures for Revolving Term Advances.

Each Revolving Term Borrowing shall be funded by the Revolving Term Lenders as Base Rate Advances or LIBOR Advances, as the Borrower shall specify in the related notice of proposed Revolving Term Borrowing. Base Rate Loans and LIBOR Loans may be outstanding at the same time. With respect to (a) Base Rate Loans, the principal amount of any Revolving Term Borrowing shall be in an amount equal to $500,000 or a higher integral multiple of $100,000 or, if less, the amount by which the Aggregate Revolving Term Commitment Amount exceeds the Revolving Term Facility Outstanding Amount, and (b) LIBOR Loans, the principal amount of any Revolving Term Borrowing shall be in an amount equal to $1,000,000 or a higher integral multiple of $500,000. The Borrower shall give notice to the Administrative Agent of each proposed Revolving Term Borrowing that is to bear interest initially at the Base Rate not later than 12:00 noon on a Business Day which is at least one (1) Business Day prior to the proposed date of such Revolving Term Borrowing or, in the case of a Revolving Term Borrowing that is to bear interest initially at a LIBO Rate, not later than 12:00 noon on a Business Day which is at least three (3) Business Days prior to the proposed date of such Revolving Term Borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit E) and shall specify whether the Revolving Term Borrowing is to bear interest initially at the Base Rate or a LIBO Rate, and in the case of a Revolving Term Borrowing that is to bear interest initially at a LIBO Rate, shall specify the Interest Period applicable thereto. Promptly upon receipt of such notice (but in no event later than 11:00 a.m. with respect to a Base Rate Advance or the close of business, with respect to a LIBO Rate Advance, in each case on the Business Day of receipt of such notice), the Administrative Agent shall advise each Lender of the proposed Revolving Term Borrowing. Subject to satisfaction of the conditions precedent set forth in Article III with respect to such Revolving Term Borrowing, at or before 11:00 a.m. on the date of the requested Revolving Term Borrowing for a LIBO Rate Advance or 2:00 p.m. on the date of the requested Revolving Term Borrowing for a Base Rate Advance, each Revolving Term Lender shall provide the Administrative Agent at the principal office of the Administrative Agent in Denver, Colorado (or such other office as the Administrative Agent may designate), with immediately available funds covering such Revolving Term Lender’s Percentage of such Revolving Term Borrowing. The Administrative Agent shall pay over proceeds of such Revolving Term Borrowing to the Borrower, in immediately available funds, prior to the close of business on the date of the requested Revolving Term Borrowing, provided that the Administrative Agent shall have no obligation to provide funds to the Borrower in respect of a Revolving Term Lender’s Revolving Term Commitment unless such funds have been received by the Administrative Agent from such Revolving Term Lender.

Section 2.3 Converting Base Rate Loans to LIBOR Loans; Procedures.

So long as no Default or Event of Default shall exist, the Borrower may convert all or any part of any outstanding Base Rate Loan under a Facility into a LIBOR Loan by giving notice to the Administrative Agent of such conversion not later than 12:00 noon on a Business Day which is at least 3 Business Days prior to the date of the requested conversion. Each such notice shall be irrevocable, shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit F), shall specify the date and amount of such conversion, the total amount of the Base Rate Loan to be so converted and the Interest Period therefor. Each conversion of any Base Rate Loan to a LIBOR Loan shall be on a Business Day, and the aggregate amount of each such conversion of any Base Rate Loan under any Facility shall be in an amount equal to $1,000,000 or a higher integral multiple of $500,000.

Section 2.4 Procedures at End of an Interest Period.

Unless the Borrower requests a new LIBOR Loan in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Loan at the expiration of an Interest Period, each Lender shall automatically and without request of the Borrower convert each LIBOR Loan to a Base Rate Loan on the last day of the relevant Interest Period. So long as no

Default or Event of Default shall exist, the Borrower may cause all or any part of any outstanding LIBOR Loan to continue to bear interest at a LIBO Rate after the end of the then applicable Interest Period by notifying the Administrative Agent not later than 12:00 noon on a Business Day which is at least 3 Business Days prior to the first day of the new Interest Period. Each such notice shall be effective when received by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit G), and shall specify the first day of the applicable Interest Period, the amount of the expiring LIBOR Loan to be continued and the Interest Period therefor. Each new Interest Period shall begin on a Business Day and the amount of each Loan bearing a new LIBO Rate shall be in an amount equal to $1,000,000 or a higher integral multiple of $500,000.

Section 2.5 Setting and Notice of LIBO Rate.

The applicable LIBO Rate for each Interest Period shall be determined by the Administrative Agent on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Administrative Agent to the Borrower and each other Lender Party. Each such determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of manifest error. The Administrative Agent, upon written request of the Borrower or any Lender, shall deliver to the Borrower or such requesting Lender a statement showing the computations used by the Administrative Agent in determining the applicable LIBO Rate hereunder.

Section 2.6 Commitment to Issue Letters of Credit.

The Letter of Credit Issuer agrees, from the Closing Date to and including the sixtieth (60th) day prior to the Revolving Term Commitment Termination Date, to issue one or more letters of credit for the account of the Borrower, and the Revolving Term Lenders agree to participate in the risk of such Letters of credit issued for the account of the Borrower hereunder, on the terms and subject to the conditions set forth below:

(a) Issuance of Letters of Credit. Each letter of credit issued pursuant to this Section 2.6, together with letter of credit no. 614971 in the face amount of $192,483 issued for the Borrower’s account pursuant to the Prior Loan Agreement, shall be deemed issued hereunder, shall be secured by all Collateral and shall be referred to herein as a “Letter of Credit.” No Letter of Credit shall be issued by the Letter of Credit Issuer if, after giving effect to the issuance of such Letter of Credit (i) the Letter of Credit Exposure would exceed the Letter of Credit Sublimit or (ii) the Revolving Term Facility Outstanding Amount would exceed the Aggregate Revolving Term Commitment Amount. The expiration date of any Letter of Credit shall not be later than the earlier of (A) one year after the date of issuance of such Letter of Credit and (B) sixty (60) days prior to the Revolving Term Commitment Termination Date. Each Letter of Credit will be issued under and pursuant to the terms and conditions of such Letter of Credit Documents as the Letter of Credit Issuer may reasonably require. The Borrower shall request each Letter of Credit upon not less than one (1) Business Day’s prior written application on the Letter of Credit Issuer’s standard form or such other form as may be agreed to by the Letter of Credit Issuer and the Borrower. If any of the terms of any Letter of Credit Document are inconsistent with the terms and provisions of this

Agreement, the terms and provisions of this Agreement shall govern. The Letter of Credit Issuer shall not be obligated to issue a Letter of Credit unless on the date of issuance all of the conditions precedent specified in Section 3.2 shall have been satisfied as fully as if the issuance of such Letter of Credit were a Revolving Term Advance. Promptly after issuance of a Letter of Credit pursuant hereto, the Administrative Agent shall so advise each Lender of all relevant information with respect thereto.

(b) Certain Fees. The Borrower will pay to the Administrative Agent, for the sole and exclusive account of the Letter of Credit Issuer, on the date of issuance of each Letter of Credit, on the date of any renewal or extension of any Letter of Credit and on the date of any increase in the stated amount of any Letter of Credit, a fronting fee with respect to each Letter of Credit in an amount equal to the greater of (i) 0.20% of the amount of such Letter of Credit (or, in the case of the fronting fee payable on the date of any such increase in the stated amount of a Letter of Credit that is not being renewed or extended, 0.20% of the amount of such increase) and (ii) $2,500 (the “Fronting Fee”). The Borrower also will pay to the Administrative Agent, for the pro rata account of all Revolving Term Lenders, a commission with respect to each Letter of Credit at an annual rate equal to four and one-half of one percent (4.50%) of the daily average of the maximum amount available to be drawn from time to time under each Letter of Credit issued or renewed after the date hereof (the “Letter of Credit Fee”). The Letter of Credit Fee shall be payable quarterly in arrears on the last day of each calendar quarter, and on the Maturity Date of the Revolving Term Facility, or upon such other terms as may be agreed upon by the Borrower and the Required Lenders at the time of issuance of any such Letter of Credit; provided, however, that from and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, upon written notice from the Administrative Agent with respect to the Letter of Credit Fee for each Letter of Credit, the applicable Letter of Credit Fee payable hereunder with respect to such Letter of Credit shall be equal to the sum of (x) the Letter of Credit Fee otherwise in effect with respect to such Letter of Credit and (y) 2%. Letter of Credit Fees payable by the Borrower to the Revolving Term Lenders in accordance with this Section 2.6(b) shall be shared among the Revolving Term Lenders pro rata in accordance with their respective Percentages.

(c) Participations; Reimbursement for Drawings. Upon issuance of a Letter of Credit hereunder, and without any further notice to any Lender, each Revolving Term Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer an undivided participating interest in the Letter of Credit Issuer’s risk and obligation under such Letter of Credit and in the obligation of the Letter of Credit Issuer to honor drafts thereunder, and in the amount of any drawing thereunder, and in all rights of the Letter of Credit Issuer to obtain reimbursement from the Borrower in the amount of such drawing, and all other rights of the Letter of Credit Issuer with respect thereto, in an amount equal to such Revolving Term Lender’s Percentage of the maximum amount available to be drawn under such Letter of Credit and the amount of any drawing thereunder. Whenever a draft submitted under a Letter of Credit is paid by the Letter of Credit Issuer, the Letter of Credit Issuer shall so notify the Administrative Agent, and the Administrative Agent shall so notify each Revolving Term

Lender and shall request immediate reimbursement from the Borrower for the amount of the draft. If sufficient funds are not immediately paid to the Administrative Agent by the Borrower, the Borrower shall be deemed to have requested a Revolving Term Borrowing pursuant to Section 2.2 and the Revolving Term Lenders shall be notified of such request in accordance with Section 2.2 and shall fund such request for a Borrowing as Base Rate Advances (in accordance with their respective Percentages) for purposes of reimbursing the Letter of Credit Issuer for the amount of such draft so paid by the Letter of Credit Issuer (less any amounts realized by the Letter of Credit Issuer pursuant to the second sentence of this Section 2.6(c)). If for any reason or under any circumstance (including but not limited to the occurrence of a Default or Event of Default or the failure to satisfy any of the conditions set forth in Section 3.2) the Revolving Term Lenders do not make such Revolving Term Advances as contemplated above and the Borrower does not otherwise reimburse the Letter of Credit Issuer for the amount of the draft so paid by the Letter of Credit Issuer, the Borrower shall nonetheless be obligated to reimburse the amount of the draft to the Letter of Credit Issuer, with interest upon such amount at the Default Rate from and after the date such draft is paid by the Letter of Credit Issuer until the amount thereof is repaid to the Letter of Credit Issuer in full. If the Letter of Credit Issuer shall not have obtained reimbursement for any drawing under a Letter of Credit (whether from the Borrower or as proceeds of a Borrowing), upon demand of the Administrative Agent each Revolving Term Lender shall immediately advance the amount of its participation in such drawing to the Letter of Credit Issuer and shall be entitled to interest on such participating interest at the Default Rate until reimbursed in full by the Borrower.

(d) Letter of Credit Issuer Not Liable. Each Revolving Term Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Letter of Credit Issuer shall not be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document executed in connection with a Letter of Credit.

(e) Borrower Assumes All Risks of Acts or Omissions of Beneficiaries. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. The Letter of Credit Issuer shall not be liable or responsible for any of the matters described in clauses (i) through (vii) of subsection (f) below. In furtherance and not in limitation of the foregoing: (i) the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Borrower’s Obligation to Reimburse is Unconditional and Irrevocable. The obligation of the Borrower under this Agreement to reimburse the Letter of Credit Issuer for a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from any Letter of Credit Document;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by the Letter of Credit Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Letter of Credit Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; and

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(g) Letter of Credit Issuer Only Liable for Willful Misconduct. Notwithstanding anything in this Section 2.6 to the contrary, including particularly subsections (e) and (f) above, the Borrower may have a claim against the Letter of Credit Issuer and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the willful and wrongful failure by the Letter of Credit Issuer to pay under any Letter of Credit after the presentation to the Letter of Credit Issuer by the beneficiary of a sight draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

(h) Borrower Indemnification. The Borrower shall indemnify, protect, defend and hold harmless each Indemnitee from and against all losses, liabilities, claims, damages, judgments, costs and expenses, including but not limited to all reasonable attorneys’ fees and legal expenses, incurred by the Indemnitees or imposed upon the Indemnitees at any time by reason of the issuance, demand for honor or honor of any Letter of Credit or the enforcement, protection or collection of the Letter of Credit Issuer’s claims against the Borrower under this Section 2.6 or by reason of any act or omission of any Indemnitee in connection with any of the foregoing; provided, however, that such indemnification shall not extend to losses, liabilities, claims, damages, judgments, costs and expenses to the extent arising from any act or omission of an Indemnitee which constitutes gross negligence or willful misconduct.

(i) Borrower to Pay All Fees of Letter of Credit Issuer. The Borrower will pay to the Letter of Credit Issuer, on demand, all administrative fees charged by the Letter of Credit Issuer in the ordinary course of business in connection with the issuance of letters of credit, honoring of drafts under letters of credit, amendments thereto, transfers thereof and all other activity with respect to letters of credit, at the then current rates established by the Letter of Credit Issuer from time to time for such services rendered on behalf of customers of the Letter of Credit Issuer generally.

Section 2.7 Interest Rates Applicable to a Facility.

Subject in all events to application of the Default Rate as provided in Section 2.8(d), Advances outstanding under a Facility shall bear interest in accordance with the following:

(a) Revolving Term Advances. The aggregate unpaid principal amount of outstanding Revolving Term Advances shall bear interest at the Base Rate, unless a LIBO Rate shall become applicable thereto pursuant to Section 2.2, 2.3 or 2.4.

(b) Term A Advances. The aggregate unpaid principal amount of outstanding Term A Advances shall bear interest at the Base Rate, unless a LIBO Rate shall become applicable thereto pursuant to Sections 2.2, 2.3 or 2.4.

(c) Term B Advances. The aggregate unpaid principal amount of outstanding Term B Advances shall bear interest at the MetLife Fixed Rate applicable to each such Term B Advance.

Section 2.8 Interest on Loans.

The Borrower will pay interest on the unpaid principal amount of each Loan for the period commencing on the date of this Agreement until the unpaid principal amount thereof is paid in full, in accordance with the following:

(a) Base Rate Loans. Subject to subsection (d) below, while any outstanding principal of a Loan constitutes a Base Rate Loan, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Base Rate.

(b) LIBOR Loans. Subject to subsection (d) below, while any outstanding principal of a Loan constitutes a LIBOR Loan, the outstanding principal balance thereof shall bear interest for the applicable Interest Period at an annual rate equal to the LIBO Rate established with respect such LIBOR Loan in accordance with Section 2.5.

(c) MetLife Fixed Rate Loans. Subject to subsection (d) below, while any outstanding principal of a Loan constitutes a MetLife Fixed Rate Loan, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the applicable MetLife Fixed Rate.

(d) Default Rate. From and after written notice from the Administrative Agent to the Borrower following the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, the outstanding principal balance of each Loan shall bear interest, until paid in full, at an annual rate equal to the sum of 200 basis points and the higher of the interest rate otherwise in effect with respect to such outstanding principal. In addition, any unreimbursed amounts payable under Section 2.6 and all fees, indemnification obligations and other Obligations not paid when due hereunder shall bear interest, until paid in full, at an annual rate equal to the sum of (x) the Base Rate and (y) 200 basis points (each rate described in this subsection (d) herein, a “Default Rate”).

(e) Savings Clause. Notwithstanding anything in this Section 2.8 to the contrary, at no time shall the Borrower be obligated or required to pay interest on any Obligation at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Borrower is permitted by applicable law. If, under the terms of this Agreement or any other Loan Document, the Borrower is at any time required or obligated to pay interest on any Obligation at a rate in excess of such maximum rate, the LIBO Rate, Base Rate or Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of any interest thereon due hereunder. All sums paid or agreed to be paid to a Lender for the use, forbearance or retention of any Obligation, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Obligation to which such payment applies until payment in full so that the rate or amount of interest on account of any such Obligation does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Obligation for so long as the Obligation is outstanding.

Section 2.9 Obligation to Repay Advances; Representations.

The Borrower shall be obligated to repay all Advances under this Article II notwithstanding the failure of the Administrative Agent to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the Person requesting the same was not in fact authorized to do so. Any request for a Credit Extension, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrower that (i) the statements set forth in Section 3.2 are correct as of the time of the request and (ii) if such Credit Extension is a Revolving Term Borrowing, the amount of the requested Revolving Term Borrowing, when added to the Revolving Term Facility Outstanding Amount, would not cause the Revolving Term Facility Outstanding Amount to exceed the Aggregate Revolving Term Commitment Amount.

Section 2.10 Notes; Payment Dates; Mandatory Prepayments.

(a) Promissory Notes Optional. The Borrower’s obligation to repay the principal of and interest on the Advances made by each Lender shall be evidenced in the Register and shall, if requested by such Lender, also be evidenced: (i) by a Revolving Term Note, duly executed and delivered by the Borrower, with blanks appropriately completed, with respect to the Revolving Term Advances made by such Lender; (ii) by a Term A Note, duly executed and delivered by the Borrower, with blanks appropriately completed, with respect to the Term A Advances made by such Lender; and (iii) by a Term B Note, duly executed and delivered by the Borrower, with blanks appropriately completed, with respect to the Term B Advance made by such Lender.

(b) Interest. The Borrower shall pay accrued but unpaid interest on each Loan on each Interest Payment Date with respect to that Loan; provided that in the case of a Base Rate Loan, the Borrower shall pay interest accrued through the last day of the calendar month immediately preceding the calendar month in which such Interest Payment Date occurs with respect to such Loan (unless such Interest Payment Date is also the Maturity Date for such Loan, in which case the Borrower shall pay all accrued but unpaid interest on such Loan).

(c) Revolving Term Facility Principal.

(i) The outstanding principal amount of the Revolving Term Facility in excess of the applicable Aggregate Revolving Term Commitment Amount then in effect as of any date shall be due and payable on such date, and the entire remaining unpaid principal balance of the Revolving Term Facility shall be due and payable on the applicable Maturity Date.

(ii) In addition to amounts due and payable pursuant to clause (i) above, an amount equal to sixty-five percent (65%) of the Borrower’s Free Cash Flow for any fiscal year of the Borrower shall be due and payable with respect to the outstanding principal balance of the Revolving Term Loan (each such payment a “Free Cash Flow Payment”) on May 1st of the year immediately following the end of such fiscal year, subject, however, to the following:

(A) calculations with respect to the Borrower’s Free Cash Flow for any fiscal year shall be provided to the Administrative Agent not later than 30 days prior to the payment date for a Free Cash Flow Payment and shall be subject in all events to approval by the Administrative Agent in its sole discretion;

(B) free Cash Flow Payments shall permanently reduce the Aggregate Revolving Term Commitment Amount, applying to mandatory Revolving Term Commitment Amount reductions (set forth on Exhibit D) in inverse order of their dates of application; and

(C) the obligation to calculate and apply Cash Flow Payments shall expire on the earlier to occur of (i) application of $18,000,000 in the aggregate of Cash Flow Payments to reduction of the Aggregate Revolving Term Commitment Amount and (ii) payment in full of the Cash Flow Payment becoming due and payable with respect to the Borrower’s 2015 fiscal year.

(d) Term A Facility Principal. The outstanding principal amount of the Term A Facility, together with all accrued interest thereon, shall be paid in consecutive, quarterly installments of $750,000 each, due on January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2012, and in one final installment on the Maturity Date of the Term A Facility, when the entire remaining unpaid principal balance of the Term A Facility and all accrued interest thereon shall be due and payable in full.

(e) Term B Facility Principal. The outstanding principal amount of the Term B Facility, together with all accrued interest thereon, shall be paid in consecutive, quarterly installments of $750,000 each, due on January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2012, and in one final installment on the Maturity Date of the Term B Facility, when the entire remaining unpaid principal balance of the Term B Facility and all accrued interest thereon shall be due and payable in full. Principal payments on the Term B Facility shall be allocated pro rata to each Term B Advance.

(f) Mandatory Prepayments From Other Sources. In addition to the payments described elsewhere in this Section 2.10, promptly following the receipt thereof, the Borrower shall prepay the Obligations in an amount equal to 100% of the Net Proceeds realized by the Borrower from (i) Debt obligations incurred by the Borrower after the Closing Date (other than hereunder or Debt permitted by Section 6.2), (ii) asset sales by the Borrower (except for the sale of Inventory in the ordinary course of business) to the extent the Net Proceeds derived from such sales exceed $1,000,000 during any fiscal year of the Borrower and the proceeds of such sales are not used within one year to purchase assets replacing the assets sold by the Borrower, (iii) any casualty insurance maintained by the Borrower, to the extent that such insurance proceeds exceed

$1,000,000 per any single casualty and the proceeds of such casualty insurance are not used within one year to purchase assets replacing the assets subject to such casualty; and (iv) any condemnation award with respect to a property owned by the Borrower, to the extent that such award exceeds $1,000,000 per any single condemnation proceeding and the proceeds of such condemnation award are not used within one year to purchase property replacing the property subject to such condemnation proceeding. Nothing in this paragraph (f) shall be deemed to authorize or constitute consent to any transaction (including, but not limited to, any sale of assets or the issuance of any debt or equity) that otherwise would be prohibited or restricted under this Agreement or under any other Loan Document. Promptly upon the receipt by the Borrower of any amounts described in clauses (ii) through (iv) of the first sentence in this paragraph (f), the chief financial officer of the Borrower will deliver a certificate to the Administrative Agent specifying the amount of Net Proceeds received by the Borrower, the date such amounts were received and describing the event giving rise thereto in reasonable detail. On or before the one year anniversary of the Borrower receiving any amounts described in clauses (ii) through (iv), the chief financial officer of the Borrower will deliver a certificate to the Administrative Agent certifying that all such amounts have been applied in accordance with this paragraph.

(g) Application of Mandatory Prepayments. Except as provided in Section 7.4 hereof, all amounts received pursuant to paragraph (f) shall be applied in the following order:

(i) first, to all fees, costs and expenses then due and owing to the Administrative Agent;

(ii) second, to accrued but unpaid interest, fees and breakage costs then due and owing to the Lenders;

(iii) third, to the Revolving Term Facility, with a concurrent reduction in the Aggregate Revolving Term Commitment Amount applied in inverse order to the scheduled reductions of the Aggregate Revolving Term Commitment Amount;

(iii) fourth, to installments of principal to become due under the Term Facilities, in inverse order of their scheduled maturities, fifty percent of which amounts shall be applied to the Term A Facility and fifty percent to the Term B Facility; and

(iv) fifth, to any remaining Obligations, in such order as the Required Lenders may in their sole discretion designate.

Unless otherwise provided in this Agreement or the other Loan Documents, payments from the Borrower of principal within any category above shall be applied first, to the principal of Base Rate Loans on a pro rata basis and second, to the principal of LIBOR Loans (and, among such LIBOR Loans, first to those with the earliest expiring Interest Periods) on a pro rata basis.

Section 2.11 Computation of Interest and Fees.

Interest accruing on the Loans, Unused Commitment Fees and other fees described in Section 2.12 shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

Section 2.12 Fees.

The Borrower will pay fees to the Lender Parties in accordance with the following:

(a) Unused Commitment Fees. The Borrower will pay to the Administrative Agent, for the pro rata account of the Revolving Term Lenders, an ongoing unused commitment fee (the “Unused Commitment Fee”) computed as the product of (i) the daily average amount by which (A) the sum of the Aggregate Revolving Term Commitment Amount exceeds (B) the Revolving Term Facility Outstanding Amount, and (ii) an annual rate equal to seventy-five basis points (.75%), from the Closing Date to and including the Revolving Term Commitment Termination Date, payable on or prior to the 20th day of each calendar month in arrears, as accrued through the last day of the immediately preceding calendar month. Any Unused Commitment Fee remaining unpaid on the Revolving Term Commitment Termination Date shall be due and payable on such date. The Unused Commitment Fee shall be shared by the Revolving Term Lenders on the basis of their respective Percentages of the Revolving Term Facility.

(b) Audit Fees. The Borrower will pay to the Administrative Agent, on written demand, reasonable fees charged by the Administrative Agent in connection with any audits, inspections or appraisals by the Administrative Agent (or by the employees, agents, consultants or auditors of the Administrative Agent) of any Collateral or the operations or businesses of the Borrower, together with actual out-of-pocket costs and expenses incurred in conducting any such audit, inspection or appraisal; provided, however, that except during any time that any Default or Event of Default has occurred and is continuing (during which time there shall be no limitation on the obligation of the Borrower to reimburse the Administrative Agent), the Borrower shall not be obligated to reimburse the Administrative Agent for more than two (2) such audits, inspections and appraisals conducted by the Administrative Agent during any fiscal year of the Borrower.

(c) Fee Letter. The Borrower shall pay to the Administrative Agent all fees required to be paid pursuant to any Fee Letter.

Section 2.13 Use of Proceeds.

Proceeds of the Facilities will be used to: (a) substitute and replace all Debt arising under the Prior Loan Agreement, including, without limitation, Existing Revolving Advances, Existing Term A Advances and Existing Term B Advances; (b) provide for the Borrower’s working capital and general corporate purposes; and (c) pay fees and expenses in connection with the negotiation, execution and delivery of this Agreement and all other matters related thereto.

Section 2.14 Voluntary Reductions or Termination of the Commitments; Prepayments.

(a) Reduction or Termination of Aggregate Revolving Term Commitment Amount. The Borrower, from time to time upon not less than 30 Business Days’ prior written notice to the Administrative Agent, may permanently reduce the Aggregate Revolving Term Commitment Amount; provided, however, that no such reduction shall reduce the Aggregate Revolving Term Commitment Amount to an amount less than the Revolving Term Facility Outstanding Amount. Any such voluntary reduction of the Aggregate Revolving Term Commitment Amount shall be applied pro rata as to the affected Revolving Term Commitment according to each Revolving Term Lender’s Percentage of such Revolving Term Commitment, and shall be in an aggregate amount equal to $1,000,000 or a higher integral multiple of $1,000,000. The Borrower, at any time prior to the Revolving Term Commitment Termination Date may terminate the Revolving Term Facility by (i) providing to the Administrative Agent not less than 30 Business Days’ prior written notice of its intention to so terminate such Revolving Term Facility and (ii) making payment in full of all Loans outstanding under the Revolving Term Facility and all other monetary Obligations.

(b) Prepayments. The Borrower from time to time may, upon three (3) Business Days’ notice to the Administrative Agent, voluntarily prepay the Loans in whole or in part. In the event of either mandatory prepayment or voluntary prepayment hereunder (i) any prepayment of a Facility shall be applied against outstanding Loans of each Lender under that Facility pro rata according to each Lender’s Percentage of that Facility; (ii) each prepayment of the Loans shall be made to the Administrative Agent not later than 2:00 p.m. on a Business Day, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day; (iii) each partial prepayment of a LIBOR Loan or MetLife Fixed Rate Loan shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation calculated in accordance with Section 2.19; (iv) each partial prepayment of a LIBOR Loan shall be in an aggregate amount equal to the applicable minimum Loan amount specified in Section 2.8 and, after application of any such prepayment, shall not result in a LIBOR Loan remaining outstanding in an amount less than such minimum Loan amount; (v) each partial prepayment of Base Rate Loans shall be in an aggregate amount equal to $100,000 or a higher integral multiple of $100,000, unless (in either case) the aggregate outstanding balance of all Loans under the Facility being prepaid is less than such minimum Loan amount, in which event any such prepayment may be in such lesser amount; (vi) unless notified by the Borrower in writing to the contrary, the Administrative Agent shall apply all partial prepayments first, to Revolving Term Advances, and, second, to Term A Advances and Term B Advances, which prepayments shall be applied fifty percent to Term A Advances and fifty percent to Term B Advances; and (vii) unless notified by the Borrower in writing to the contrary, each partial prepayment of the Revolving Term Facility shall be applied to the remaining commitment reductions due thereunder in the inverse order of their maturities.

Section 2.15 Payments.

(a) Making of Payments. All payments of principal of and interest due with respect to a Facility shall be made to the Administrative Agent for the account of the applicable Lenders pro rata according to their respective Percentages of such Facility. All payments of fees pursuant to Section 2.12 shall be made to the Administrative Agent for the account of the Administrative Agent or the Lenders, as specified in Section 2.12. All payments hereunder shall be made to the Administrative Agent at its office in Denver, Colorado (or at such other location as the Administrative Agent may direct by notice to the Borrower) not later than 2:00 p.m. on the date due, in immediately available funds, without set-off or counterclaim, and funds received after that hour shall be deemed to have been received on the next following Business Day. The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s demand deposit account maintained with the Administrative Agent (or with any other Lender) for the amount of any Obligation on its due date, but the Administrative Agent’s failure to so charge any such account shall in no way affect the obligation of the Borrower to make any such payment. The Administrative Agent shall remit to each Lender in immediately available funds on the same Business Day as received by the Administrative Agent its share of all such payments received by the Administrative Agent for the account of such Lender. All payments under Section 2.16, 2.17 or 2.19 shall be made by the Borrower directly to the Lender entitled thereto.

(b) Effect of Payments. Each payment by the Borrower to the Administrative Agent for the account of any Lender pursuant to Section 2.15(a) shall be deemed to constitute payment by the Borrower directly to such Lender, provided, however, that in the event any such payment by the Borrower to the Administrative Agent is required to be returned to the Borrower for any reason whatsoever, then the Borrower’s obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated.

(c) Distributions by Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower prior to the date on which such Lender or the Borrower is scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of an Advance to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrower (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at an annual rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrower. For the avoidance of doubt, nothing in this Section 2.15(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d) Setoff. The Borrower agrees that each Lender, subject to such Lender’s sharing obligations set forth in Section 8.6, shall have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Borrower agrees that if at any time any Obligation is due and owing by the Borrower under this Agreement to any Lender at a time when an Event of Default has occurred and is continuing hereunder, any Lender may apply any and all balances, credits, and deposits, accounts or moneys of the Borrower then or thereafter in the possession of such Lender (excluding, however, any trust or escrow accounts held by the Borrower for the benefit of any third party) to the payment thereof.

(e) Due Date Extension. Subject to subsection (b) of the definition of “Interest Period” with respect to LIBOR Loans, if any payment of principal of or interest on any Loan or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(f) Application of Payments. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrower shall be applied to such Obligations as the Borrower shall specify by notice to be received by the Administrative Agent on or before the date of such payment. In the absence of such notice and in any event during the continuance of any Default or Event of Default (except as set forth in Section 7.4), payments received from the Borrower shall be applied to the payment of the Obligations in such order as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its appropriate share of any such payment (based upon such Lender’s Percentage of the Facility to which such payment relates), the Administrative Agent shall advise such Lender as to the application of such payment.

Section 2.16 Increased Costs; Funding Exceptions.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate or the Letter of Credit Issuer;

(ii) subject any Lender or the Letter of Credit Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the Letter of Credit Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Letter of Credit Issuer); or

(iii) impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Letter of Credit Issuer, the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any lending office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period with respect to a LIBO Rate Loan:

(i) the Administrative Agent determines that, or the Required Lenders determine and advise the Administrative Agent that, deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank Eurodollar market for such Interest Period; or

(ii) the Administrative Agent determines, or the Required Lenders determine and advise the Administrative Agent (which determination shall be binding and conclusive on all parties), that by reason of circumstances affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate; or

(iii) the Administrative Agent determines, or the Required Lenders determine and advise the Administrative Agent, that the LIBO Rate determined in accordance with this Agreement will not adequately and fairly reflect the cost to the Lenders of maintaining or funding a LIBOR Loan for such Interest Period, as applicable, or that the making or funding of a LIBOR Loan has become impracticable or uneconomic as a result of an event occurring after the date of this Agreement which materially affects such LIBOR Loans;

then the Administrative Agent shall promptly notify the affected parties and (A) in the event of any occurrence described in the foregoing clause (i) the Borrower shall enter into good faith negotiations with each affected Lender in order to determine an alternate method to determine an appropriate interest rate for such Lender, and during the pendency of such negotiations with any Lender, such Lender shall be under no obligation to make any new LIBOR Loans, and (B) in the event of any occurrence described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, no Lender shall be under any obligation to make any new LIBOR Loans and any outstanding LIBOR Loans shall be automatically converted into Base Rate Loans.

(d) Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than ninety days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.17 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender Party entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Lender Party within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender Party or any Participant that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender Party or Participant is subject to backup withholding or information reporting requirements. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Treatment of Certain Refunds. If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of a Lender Party will repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.18 Illegality.

If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the affected Lender, shall raise a substantial question as to whether it is unlawful for such Lender to make, maintain or fund LIBOR Loans, then (a) the affected Lender shall promptly notify the Borrower and the Administrative Agent; (b) the obligation of the affected Lender to make, maintain or convert into LIBOR Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; (c) for the duration of such unlawfulness, any notice by the Borrower pursuant to Sections 2.2, 2.3 or 2.4 requesting the affected Lender to make or convert into LIBOR Loans shall be construed as a request to make or to continue making Base Rate Loans.

Section 2.19 Loan Losses.

The Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify such Lender against any loss or expense which such Lender may have sustained or incurred (including but not limited to any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain LIBOR Loans) or which such Lender may be deemed to have sustained or incurred, as reasonably determined by such Lender, (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any LIBOR Loans, (b) due to any failure of the Borrower to borrow or convert any LIBOR Loans on a date specified therefor in a notice thereof, (c) due to any payment or prepayment of any LIBOR Loan on a date other than the last day of the applicable Interest Period for such LIBOR Loan, (d) due to any payment or prepayment of a MetLife Fixed Rate Loan on a date other than on the Maturity Date of the Term B Facility, except as expressly provided in Section 2.10(e); provided, however, that amounts due in connection with prepayment of a MetLife Fixed Rate Loan are set forth and described in, and shall be payable in accordance with, the MetLife Make-Whole Agreement. For this purpose, all notices under Sections 2.2, 2.3, and 2.4 shall be deemed to be irrevocable.

Section 2.20 Right of Lenders to Fund through Other Offices.

Each Lender, if it so elects, may fulfill its agreements hereunder with respect to any LIBOR Loan by causing a foreign branch or affiliate of such Lender to make such LIBOR Loan; provided, that in such event the obligation of the Borrower to repay such LIBOR Loan shall nevertheless be to such Lender and such LIBOR Loan shall be deemed held by such Lender for the account of such branch or affiliate.

Section 2.21 Discretion of Lenders as to Manner of Loan.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain all or any part of its LIBOR Loans in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including but not limited to Section 2.19 hereof) all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such LIBOR Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBO Rate for such Interest Period.

Section 2.22 Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of a Lender pursuant to Section 2.16, 2.17 or 2.19 shall be conclusive absent manifest error. Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.16, 2.17 and 2.19 and the provisions of Sections 2.16, 2.17 and 2.19 shall survive termination of this Agreement.

Section 2.23 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer hereunder;

(iii) third, to Cash Collateralize the Letter of Credit Issuer’s Letter of Credit Exposure with respect to such Defaulting Lender in accordance with subsection (h) below;

(iv) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(v) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Letter of Credit Issuer’s future Letter of Credit Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (h) below;

(vi) sixth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or Letter of Credit Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Exposure are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to subsection (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letter of Credit Exposure for which it has provided Cash Collateral pursuant to subsection (h) below.

(iii) With respect to any Unused Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (A) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (B) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Letter of Credit Exposure to such Defaulting Lender, and (C) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Participations to Reduce Letter of Credit Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Exposure shall be reallocated among the Non-Defaulting Revolving Term Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (i) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (ii) such reallocation does not cause the Revolving Term Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Term Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral. If the reallocation described in subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuer’s Letter of Credit Exposure in accordance with the procedures set forth in subsection (h) below.

(f) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender, to the extent applicable, will purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their respective Commitments under the Revolving Term Facility (without giving effect to subsection (d) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Letter of Credit Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Letter of Credit Exposure after giving effect thereto.

(h) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Letter of Credit Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Letter of Credit Issuer’s Letter of Credit Exposure with respect to such Defaulting Lender (determined after giving effect to subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. Such Cash Collateral shall be subject to the following terms and conditions:

(i) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority security interest in all Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Exposure, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Letter of Credit Issuer as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower, promptly upon demand by the Administrative Agent, will pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this subsection (h) or in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Cash Collateral (or the appropriate portion thereof) provided to reduce any Letter of Credit Issuer’s Letter of Credit Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection (h) following (A) the elimination of the applicable Letter of Credit Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (B) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Letter of Credit Exposure or other obligations.

Section 2.24 Replacement of Certain Lenders.

If any Lender becomes and remains (a) a Defaulting Lender or (b) affected by any of the changes or events described in Section 2.16, 2.17 or 2.18 (any such Lender hereinafter referred to as a “Replaced Lender”) and gives notice to the Borrower of any increased cost or other amounts required to be reimbursed or paid pursuant to a reimbursement or an indemnification obligation under Section 2.16 or 2.17 or gives notice regarding the unlawfulness of making, maintaining or funding LIBOR Loans under Section 2.18, the Borrower may, so long as no Event of Default has occurred and is continuing (and, in the case of a Defaulting Lender, the Administrative Agent may), at the sole expense of the Borrower, upon at least five (5) Business Days’ notice to the Administrative Agent (in the case of the Borrower) and to such Replaced Lender, designate a replacement lender (a “Replacement Lender”) acceptable to the Administrative Agent in its sole discretion, to which such Replaced Lender shall, subject to its receipt (unless the Borrower and the Replaced Lender agree upon a later date for the remittance thereof) of all amounts due and owing to such Replaced Lender under Section 2.16 or 2.17 (if applicable), assign to such Replacement Lender all (and not less than all) of its rights, obligations, Loans, Revolving Term Commitments and Term Commitments pursuant to an Assignment and Assumption; provided that (i) unless the Replaced Lender is a Defaulting Lender, the Borrower demonstrates to the Administrative Agent’s reasonable satisfaction that the replacement of such Lender with such Replacement Lender will reduce the amounts required to be paid by the Borrower under Sections 2.16, 2.17 or 2.18, as applicable or (if such replacement is based on a notice under Section 2.18,) that the Replacement Lender will be able to make, maintain or fund LIBOR Loans; (ii) all amounts owed to such Replaced Lender by the Borrower (except liabilities that by the terms hereof survive the payment in full of the Loans and termination of this Agreement) under the Loan Documents and all accrued and unpaid interest thereon are paid in full as of the date of such assignment; (iii) such assignment does not conflict with applicable law; and (iv) the Administrative Agent has received the applicable processing and recordation fee in respect of such assignment. Upon the effectiveness of any assignment by any Lender pursuant to this Section 2.24, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement and the other Loan Documents and such Replaced Lender shall thereupon cease to be a “Lender” for all such purposes and shall have no further rights or obligations hereunder (other than pursuant to Sections 2.16 or 2.17 and 9.6, with respect to facts and circumstances that arose while such Replaced Lender was a Lender). Notwithstanding the foregoing, a Lender shall not be required to make any such assignment if, prior to the effectiveness thereof, as a result of waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment cease to apply.

ARTICLE III

CONDITIONS TO CREDIT EXTENSIONS

Section 3.1 Conditions Precedent to the Initial Credit Extension.

The obligation of the Lender Parties to effect any Credit Extension is subject to the condition precedent that, on or before the day of the first Credit Extension, and in any event on or before the Closing Date, the Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(a) such Notes as may be requested by any Lenders, each properly executed on behalf of the Borrower;

(b) the Support and Subordination Agreement, properly executed on behalf of the Borrower and GPRE;

(c) the Perfection Certificate, properly executed on behalf of the Borrower;

(d) the Security Documents, each properly executed on behalf of the Borrower, together with:

(i) financing statements with respect to the Borrower to be filed in each jurisdiction that, in the opinion of the Administrative Agent, is reasonably necessary to perfect the Liens created by the Security Documents, to the extent such Liens can be perfected by filing;

(ii) current searches of appropriate filing offices in each jurisdiction in which the Borrower is organized, has an office or otherwise conducts business (including, but not limited to, patent and trademark offices, secretaries of state and county recorders) showing that no state or federal tax Liens have been filed and remain in effect against the Borrower, and that no financing statements or other notifications or filings have been filed and remain in effect against the Borrower, other than those for which the Administrative Agent has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 6.1;

(iii) a control agreement in respect of each Brokerage Account and each deposit, securities and other account maintained by the Borrower, in each case properly executed on behalf of each of the parties thereto;

(e) a Second Amendment to each Existing Mortgage, properly executed on behalf of the Borrower, together with: (i) evidence of the recording thereof in the real estate records of the jurisdiction where the related Existing Property is located; and (ii) a final mortgagee’s title policy issued by a title insurance company acceptable to the

Administrative Agent, in favor of the Administrative Agent, for the benefit of the Lender Parties, in an insured amount not less than $78,000,000 (in the aggregate), insuring that such Existing Mortgages (as amended by such Second Amendments) are valid and enforceable first-priority Liens, on the Borrower’s fee simple title (or leasehold estate, as the case may be) to the real estate and other real property therein described, free and clear of all standard exceptions and defects and Liens except such as the Administrative Agent in its sole discretion may approve, including, without limitation, the following endorsements: ALTA form 9.0, ALTA form 3.1 (with parking), contiguity, utility, last dollar, separate tax parcel, no special assessments, usury, forced removal, revolving credit, mortgage registry tax and such other endorsements as the Administrative Agent may reasonably require;

(f) a current, certified appraisal conforming to all applicable requirements of FIRREA establishing the fair market value of each Existing Property;

(g) a flood zone designation for each Existing Property;

(h) evidence of all insurance required by the terms of the Security Documents, including, but not limited to, flood insurance if the real estate described in any Existing Mortgage is located within the 100-year flood plain, together with certificates and loss payable endorsements showing the Administrative Agent, for the benefit of the Lender Parties, as mortgagee, additional insured and lender loss payee thereunder;

(i) certificates of the secretary or other appropriate officer of each of the Borrower and GPRE (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which such Person is a party have been duly approved by all necessary action of the Governing Board of such Person, and attaching true, correct and complete copies of the applicable resolutions granting such approval; (ii) certifying that attached to such certificates are true, correct and complete copies of the Organizational Documents of such Person, together with such copies; and (iii) certifying the names of the officers of such Person that are authorized to sign the Loan Documents to which such Person is a party and other documents contemplated hereunder, together with the true signatures of such officers; the Lender Parties may conclusively rely on such certificates until the Administrative Agent receives a further certificate of the Secretary or Assistant Secretary of such Person canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(j) a certificate of good standing for each of the Borrower and GPRE from the Secretary of State (or the appropriate official) of the state of formation of such Person, dated not more than 30 days prior to the Closing Date;

(k) the following financial information of the Consolidated Group and the Borrower: (i) consolidated and consolidating financial statements for the Consolidated Group for the fiscal year ending December 31, 2010, with such consolidated financial statements audited by independent public accountants acceptable to the Administrative Agent, and interim financial statements for the Borrower for the period ended November 30, 2011, including balance sheets and statements of income and retained earnings prepared in conformity with GAAP; (ii) a one-year (commencing January 1, 2012) business plan and pro-forma financial projections for the Borrower’s 2012 fiscal year, including an income statement, balance sheet and cash flow statement prepared in accordance with GAAP, except that footnotes required under GAAP shall not be included, showing compliance with the terms and conditions of this Agreement; and (iii) such other financial information as the Administrative Agent may request;

(l) a copy of the Borrower’s risk management policies and procedures (current as of the Closing Date), which have been duly approved by the Governing Board of the Borrower and are acceptable to the Administrative Agent;

(m) signed copies of opinions of counsel for the Borrower and GPRE addressed to the Administrative Agent, on behalf of the Lenders, with respect to the matters contemplated by the Loan Documents;

(n) the Fee Letter of even date herewith, properly executed on behalf of the Borrower;

(o) payment of all fees and expenses then due and payable pursuant to Sections 2.12 and 9.6(a) hereof; and

(p) evidence satisfactory to the Administrative Agent and Farm Credit Services of America, FLCA, that the Borrower is eligible to obtain loans from Farm Credit Services of America, FLCA.

Section 3.2 Conditions Precedent to All Credit Extensions.

The obligation of the Lenders and the Letter of Credit Issuer to effect any Credit Extension shall be subject to the further conditions precedent that on the date of such Credit Extension:

(a) the representations and warranties contained in Article IV and in each other Loan Document are true, correct and complete on and as of the date of such Credit Extension as though made on and as of such date; and

(b) no event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties as follows:

Section 4.1 Legal Existence and Power; Name; Chief Executive Office.

The Borrower is a legal entity duly organized, validly existing and in good standing under the laws of its respective state of organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to obtain such licensing or qualification would have a Material Adverse Effect. The Borrower has all requisite power and authority, corporate or otherwise, to (a) conduct its business, (b) own its properties and (c) execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party. Within the last twelve (12) months, the Borrower has done business solely under the names set forth in Schedule 4.1. The state of organization and the chief executive office and principal place of business of each direct and indirect Subsidiary of the Borrower are designated as such in Schedule 4.1, each other place of business of the Borrower is located at the address set forth in Schedule 4.1 and all records relating to their respective businesses are kept at those locations.

Section 4.2 Authorization for Borrowings and Letters of Credit; No Conflict as to Law or Agreements.

The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, and the Credit Extensions from time to time obtained hereunder, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval which has not been obtained prior to the date hereof, (b) require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements and recording of mortgages as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any law, rule or regulation (including but not limited to Regulations T, U or X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Organizational Documents of the Borrower, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower (other than as required hereunder in favor of the Administrative Agent or the Lender Parties or as otherwise permitted by this Agreement).

Section 4.3 Legal Agreements.

Each of the Loan Documents constitutes the legal, valid and binding obligations and agreements of the Borrower enforceable against the Borrower in accordance its terms, except to the extent that enforcement thereof may be limited by an applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.

Section 4.4 Ownership of Borrower.

The holder, class and percentage interests of the ownership of the Borrower is set forth and described in Schedule 4.4. All of the issued and outstanding Capital Stock of the Borrower is duly authorized, validly issued, fully paid and nonassessable. No violation of any preemptive rights will be triggered by virtue of the transactions contemplated by the Loan Documents.

Section 4.5 Financial Condition.

The Borrower has heretofore furnished to the Administrative Agent the audited financial statements of the Consolidated Group for the fiscal year ended December 31, 2010 and the unaudited financial statements of the Borrower for the calendar month ended November 30, 2011. Those financial statements fairly present the financial condition of the Consolidated Group and the Borrower on the date thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to year-end audit adjustments and the absence of footnotes) and were prepared in accordance with GAAP.

Section 4.6 Adverse Change.

There has been no change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the last financial statement referred to in Section 4.5 that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.7 Litigation.

There are no actions, suits, investigations, claims or proceedings pending or, to the Knowledge of the Borrower, threatened against or affecting the Borrower or the properties or business of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Person, could reasonably be expected to have a Material Adverse Effect, except as set forth and described in Schedule 4.7.

Section 4.8 Regulation U.

The Borrower has not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.9 Taxes.

The Borrower has paid or caused to be paid to the proper authorities when due all federal, state, foreign and local taxes required to be withheld by it. The Borrower has filed all federal, state and local tax returns which are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by the Borrower in good faith and by proper proceedings and for which the Borrower shall have set aside adequate reserves in accordance with GAAP. Proper and accurate amounts have been withheld by the Borrower from its respective employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law, and proper and accurate federal and state returns have been filed by the Borrower for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of the Borrower in accordance with and to the extent required by GAAP. To the Knowledge of the Borrower, there is no pending investigation of the Borrower by any taxing authority.

Section 4.10 Titles and Liens.

The Borrower has good and absolute fee or leasehold title, as the case may be, to all properties and assets reflected in the latest consolidated balance sheets for the Borrower referred to in Section 4.5, free and clear of all Liens, except for the following Liens (“Permitted Liens”): (a) Liens permitted by Section 6.1, and (b) covenants, restrictions, rights, easements and minor irregularities in title which do not (i) materially interfere with the business or operations of the Borrower as presently conducted or (ii) materially impair the value of the property to which they attach. In addition, no financing statement naming the Borrower as debtor is on file in any office except to perfect only Liens permitted by Section 6.1.

Section 4.11 Plans.

Except as disclosed on Schedule 4.11, neither the Borrower nor or any of its ERISA Affiliates (a) maintains (or contributes to) or has maintained (or contributed to) any Pension Plan; (b) contributes or has contributed to any Multi-employer Plan; or (c) provides or has provided post-retirement medical or insurance benefits or has any post-retirement medical or insurance liabilities with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). Neither the Borrower nor or any of its ERISA Affiliates has received any notice or has any Knowledge to the effect that it is not in substantial compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan subject to Title IV of ERISA. Each Plan which is intended to be a tax-qualified plan under Section 401(a) of the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax qualified status. Neither the Borrower nor or any of its ERISA Affiliates has, with respect to any Pension Plan, (i) failed to satisfy the minimum funding standard specified in Section 302(a)(2) of ERISA or Section 412(a)(2) of the Code with respect to any plan year; (ii) any material liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-employer Plan; or (iii) any liability or Knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan). With respect to each Pension Plan subject to Section 430 of the Code, as of the most recent determination made for purposes of Section 430 of the Code, the aggregate “funding shortfall” (as defined in Section 430(c)(4) of the Code, without reduction of assets under Section 430(f)(4)(B) of the Code) of the Plan, if paid to the Plan in a lump-sum payment, would not have a Material Adverse Effect, and the aggregate funding target attainment percentage (as defined in Section 430(d)(2) of the Code, without reduction of assets under Section 430(f)(4)(B) of the Code of the Plan equals at least 80%. There is no Lien on assets of the Borrower or any of its ERISA Affiliates that has arisen under Section 430(k) of the Code. Except as would not reasonably be expected to have a Material Adverse Effect, other than claims for benefits in the ordinary course of business, there are no actions, suits, disputes, arbitrations or other material claims pending or, to the Knowledge of the Borrower threatened with respect to any Plan.

Section 4.12 Environmental Compliance.

Except as disclosed on Schedule 4.12, the Borrower has obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to the protection of the environment and emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at its facilities or in connection with the operation of its facilities. Except as disclosed on Schedule 4.12, the Borrower and all activities of the Borrower at its facilities is in compliance in all material respects with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to such Person with respect thereto. To the Knowledge of the Borrower, the Borrower is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or in any applicable plan, order, decree, judgment or notice of which the Borrower is aware and with respect to which noncompliance therewith would have a Material Adverse Effect. Except as disclosed on Schedule 4.12, the Borrower does not have Knowledge of, nor has the Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

Section 4.13 Submissions to Lender Parties.

This Agreement, together with each other Loan Document and the exhibits, schedules, attachments, written or oral statements, documents, certificates and other items prepared or supplied to any Lender Party by or on behalf of the Borrower with respect to the transactions contemplated hereby or thereby, does not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading (and, as to projections, valuations or pro forma financial statements, all of such information presents a good faith opinion based on reasonable assumptions as of the date made as to such projections, valuations and pro forma condition and results). There is no fact, which the Borrower has not disclosed to the Lender Parties in writing and of which the Borrower has Knowledge, which has had or could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Lender Parties acknowledge that the financial projections and pro forma information as to future periods contained therein are subject to general business conditions and economic factors which may be beyond the Borrower’s control or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Borrowers, it being understood that all such financial projections will be subject to uncertainties and contingencies and that no representation is given that any particular financial projection will ultimately be realized.

Section 4.14 Financial Solvency.

Both before and after giving effect to all of the loans, guaranties and other financial accommodations contemplated herein, the Borrower:

(a) was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower are unreasonably small;

(c) does not, by executing, delivering or performing its obligations under the Loan Documents or by taking any action with respect thereto, intend to, nor believe that it will, incur debts beyond its ability to pay them as they mature;

(d) does not, by executing, delivering or performing its obligations under the Loan Documents to which it is a party or by taking any action with respect thereto, intend to hinder, delay or defraud either its present or future creditors; and

(e) does not contemplate filing a petition in bankruptcy or for an arrangement, reorganization or similar proceeding under any law any jurisdiction or country, and is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against the Borrower.

Section 4.15 Information Regarding Existing Properties, Existing Mortgages, Owned and Leased Real Estate and Warehouses.

Schedule 4.15 sets forth and describes each Existing Property, each Existing Mortgage and all other interests (including, but not limited to, all fee simple and leasehold interests) of the Borrowers in any real property or fixtures, wherever located, and sets forth and describes all leased facilities and warehouse locations in which Inventory of the Borrower is located.

Section 4.16 Intellectual Property Rights.

(a) Owned Intellectual Property. Schedule 4.16 is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which the Borrower is the registered owner (the “Owned Intellectual Property”). Except as disclosed on Schedule 4.16, (i) the Borrower owns its Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third Person), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain, protect and enforce the Owned Intellectual Property owned by it.

(b) Intellectual Property Rights Licensed from Others. Schedule 4.16 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks and a summary of any ongoing payments the applicable Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 4.16 and in written agreements copies of which have been given to the Administrative Agent, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 4.16, (i) the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights, (ii) all Licensed Intellectual Property is valid, subsisting and enforceable and (iii) the Borrower has taken all commercially reasonable action necessary to maintain, protect and enforce the Licensed Intellectual Property licensed to it.

(c) Infringement. Except as disclosed on Schedule 4.16, the Borrower does not have any Knowledge of, and has not received any written claim or notice alleging, any infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Knowledge of the Borrower, is there any threatened claim or any reasonable basis for any such claim.

Section 4.17 Conflicts of Interest.

Neither the Borrower nor any officer, employee, agent or any other Person acting on behalf of any of the Borrower has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in a position to help or hinder the business of the Borrower (or assist in connection with any actual or proposed transaction) which (a) might subject the Borrower to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, could have had a Material Adverse Effect or (c) if not continued in the future, could have a Material Adverse Effect.

Section 4.18 Licenses; Compliance with Laws, Other Agreements, etc.

Set forth in Schedule 4.18 is a true, correct and complete list and summary description of all material franchises, permits, licenses and other rights, including all governmental approvals, authorizations, consents, licenses and permits, which are necessary or required for the conduct of the businesses currently conducted by the Borrower (collectively, the “Licenses”). The Borrower does not have any Knowledge of any basis upon which the renewal of any License would be denied in the future. Each such License has been validly issued to the relevant Borrower and is in full force and effect, and the Borrower is not in violation of any such License. The Borrower is not in violation of any of its Organizational Documents or any other contract, agreement, judgment or decree, and the Borrower is in full compliance with all applicable laws, regulations and rules, in each case the non-compliance with which would have a Material Adverse Effect.

Section 4.19 Laws Limiting Incurrence of Debt.

To the best knowledge of the Borrower, neither GPRE nor the Borrower is subject to regulation under the Federal Power Act, the Public Utilities Holding Company Act of 2005, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Debt.

Section 4.20 Account Relationships.

Set forth in Schedule 4.20 is a true, correct and complete and summary description of all deposit, checking, payroll and other banking accounts, securities accounts and Brokerage Accounts maintained by the Borrower.

Section 4.21 Investment Company Act.

Neither the Borrower nor any company controlling the Borrower is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligations (other than unasserted contingent indemnity obligations) remain unpaid or any Facility remains outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 5.1 Reporting Requirements.

The Borrower will deliver, or cause to be delivered, to each Lender each of the following, which shall be in form and detail reasonably acceptable to the Required Lenders:

(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, audited annual financial statements of the Consolidated Group with the unqualified opinion of KPMG or other independent certified public accountants of nationally or regionally recognized standing selected by the Consolidated Group and acceptable to the Administrative Agent, which annual financial statements shall include the balance sheets of the Consolidated Group at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Consolidated Group (including, among others, the Borrower) for the fiscal year then ended, prepared on a consolidating and consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with (i) a report signed by such accountants identifying any passed audit adjustments, significant deficiencies and maternal weaknesses identified during such audit applicable to the Borrower; and (ii) a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit H, stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto.

(b) As soon as available and in any event within thirty (30) days after the end of each calendar month, an unaudited interim balance sheet and statement of income and retained earnings of the Borrower at the end of and for such calendar month and for the year-to-date period then ended, prepared on a consolidating and consolidated basis, all in reasonable detail and prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of required footnotes; and, with respect to each calendar month corresponding with the last month of each calendar quarter, accompanied by a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit H, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto, (iii) all relevant facts in reasonable detail to evidence the computations as to whether or not the Borrower is in compliance with the Financial Covenants.

(c) Within ninety (90) days after the end of each fiscal year of the Borrower, the projected balance sheets, income statements, Capital Expenditures budget and cash flow statements for the Borrower for each month of the next fiscal year, each in reasonable detail, representing the good faith projections of the Borrower for each such month, and certified by the Borrower’s chief financial officer as being the projections upon which the Borrower relies, together with such supporting schedules and information as the Administrative Agent from time to time may request.

(d) As promptly as practicable (but in any event not later than five (5) Business Days) after the commencement thereof, notice of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower of the type described in Section 4.7 or which (i) seek a monetary recovery against the Borrower in excess of $500,000 or (ii) if determined adversely to the Borrower, could reasonably be expected to have a Material Adverse Effect.

(e) As promptly as practicable (but in any event not later than five (5) Business Days) after the Borrower obtains Knowledge of the occurrence of a Default or Event of Default hereunder, together with a detailed statement by a responsible officer of the Borrower setting forth the steps being taken by the Borrower to cure the effect of such Default or Event of Default.

(f) As promptly as practicable, and in any event within thirty (30) days after the Borrower has Knowledge that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.

(g) As promptly as practicable, and in any event within ten (10) days after the Borrower fails to make any contribution required with respect to any Pension Plan under Section 412(m) of the Code, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.

(h) As promptly as practicable, and in any event within ten (10) days after the Borrower has Knowledge that the Borrower has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-employer Plan, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s chief financial officer setting forth details as to such liability and the action which Borrower proposes to take with respect thereto.

(i) Promptly upon obtaining Knowledge thereof, notice of the violation by the Borrower of any law, rule or regulation, or the terms and conditions of any License, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(j) As promptly as practicable, and in any event within ten (10) days after the occurrence of a Reportable Event that has resulted or would reasonably be expected to result in liability to the Borrower or any of its ERISA Affiliates under Title IV of ERISA with respect to any Pension Plan or Multi-employer Plan or to the Pension Benefit Guaranty Corporation in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a copy of the notice required to be provided to the Pension Benefit Guaranty Corporation.

(k) Not later than thirty (30) days after the end of each fiscal year of the Borrower, updated certificates of insurance covering all tangible Collateral showing the Administrative Agent, on behalf of all Lender Parties, as additional insured, lender loss payee and, as appropriate, mortgagee, and otherwise satisfying all requirements specified in any Loan Document.

(l) As promptly as practicable (but in any event not later than five (5) Business Days) after the Borrower acquires any real property, the Borrower will deliver to the Administrative Agent written notice thereof, together with a copy of the deed transferring title of such real property to the Borrower.

(m) Promptly, such additional information concerning the Borrower as the Administrative Agent may request.

All required deliveries pursuant to this Section 5.1 shall be made, to the extent possible, by electronic means (e-mail transmission), followed by actual, originally executed (if required hereunder) paper copies thereof.

Section 5.2 Books and Records; Inspection and Examination.

The Borrower will keep accurate books of record and account pertaining to its business and financial condition and such other matters as the Administrative Agent may from time to time request in which true, correct and complete entries will be made in accordance with GAAP consistently applied and, upon the request of and the reasonable notice by the Administrative Agent, will permit any officer, employee, consultant, attorney, accountant or agent for any Lender Party to (a) conduct collateral audits of the assets of the Borrower and to otherwise audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all reasonable times during ordinary business hours, (b) send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower and (c) discuss the affairs of the Borrower with any of its respective Directors, officers, employees, agents or accountants. The Borrower will permit any Lender Party and its officers, employees, consultants, attorneys, accountants and agents to examine and inspect any property of the Borrower at any time during ordinary business hours; provided, that each Lender Party will use reasonable efforts to conduct (or have conducted) any such examination or inspection so as to minimize disruptions to the operations of the Borrower. Subject to the limitations set forth and described in Section 2.12(b), the Borrower will pay all reasonable costs and expenses incurred by the Administrative Agent in connection with such audits and inspections.

Section 5.3 Compliance with Laws.

The Borrower will (a) comply with the requirements of all applicable laws and regulations including (but not limited to) all Environmental Laws and (b) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance. In addition, and without limiting the foregoing sentence, the Borrower shall (i) ensure that no Person who owns a controlling interest in or otherwise controls the Borrower or any other Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended.

Section 5.4 Payment of Taxes and Other Claims.

The Borrower will pay or discharge when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it prior in each case to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of the Borrower (other than Permitted Liens allowed under Section 6.2(c)); provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower has set aside adequate reserves in accordance with GAAP.

Section 5.5 Maintenance of Properties.

The Borrower will keep and maintain all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted); provided, however, that nothing in this Section 5.5 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender. The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights. The Borrower will take all commercially reasonable steps necessary to prosecute any Person infringing, diluting, misappropriating or otherwise violating its Intellectual Property Rights and to defend itself against any Person accusing it of infringing any Person’s Intellectual Property Rights.

Section 5.6 Insurance.

The Borrower will obtain and at all times maintain primary insurance (without right of contribution or subrogation) with insurers believed by it to be responsible and reputable in such amounts and against such risks as described in the Security Documents and otherwise as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which it operates.

Section 5.7 Preservation of Legal Existence.

The Borrower will preserve and maintain (a) its legal existence and (b) all of its Licenses, rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct, and cause each other Borrower to conduct, its business in an orderly, efficient and regular manner.

Section 5.8 Creation of Subsidiaries.

The Borrower will not create a Subsidiary or acquire any business which would constitute a Subsidiary.

Section 5.9 Risk Management Policies; Ethanol Marketing.

(a) The Borrower shall maintain risk management policies and programs regarding the procurement of corn and the marketing of ethanol, DDGS and WDGS, and shall provide copies thereof and any amendments, supplements or other modifications thereto to the Administrative Agent for its review and approval.

(b) In the case of ethanol marketing, the Borrower shall at all times maintain marketing agreements with professional organizations (which professional organizations may include Affiliates of the Borrower) experienced in the marketing of ethanol. The Borrower shall not enter into any such marketing agreement without first obtaining the written consent of the Administrative Agent and the Required Lenders in respect of (i) the marketing professional who shall be the counterparty in any such marketing agreement, and (ii) the terms and conditions of such marketing agreement itself. Following approval thereof by the Administrative Agent and the Required Lenders, no such marketing agreement shall be amended, modified, terminated, or any material provision waived by the Borrower, without the prior written consent of the Administrative Agent and the Required Lenders. With respect to DDGS and WDGS marketing, the Borrower shall be permitted to self-market DDGS and WDGS. Any amendment, supplement or other modification to the marketing agreement or other arrangements by and between the Borrower and Green Plains Trade Group will, in all events, be subject to the review and approval of the Administrative Agent and the Required Lenders.

Section 5.10 Minimum Debt Service Coverage Ratio.

The Borrower will maintain its Debt Service Coverage Ratio as of the end of each fiscal year of the Borrower at not less than 1.25 to 1.00.

Section 5.11 Minimum Net Worth.

The Borrower will maintain its Net Worth at all times at not less than $80,000,000.

Section 5.12 Minimum Working Capital.

The Borrower will maintain its Working Capital at not less than: (a) $16,000,000 as of the Closing Date and as of each Covenant Compliance Date thereafter through and including February 28, 2012; (b) $17,500,000 as of March 31, 2012 and as of each Covenant Compliance Date thereafter through and including August 31, 2012; (c) $20,000,000 as of September 30, 2012 and as of each Covenant Compliance Date thereafter through February 28, 2013; and (d) $22,500,000 as of March 31, 2013 and as of each Covenant Compliance Date thereafter.

Section 5.13 CoBank Capital Plan.

(a) So long as CoBank is a Lender hereunder, the Borrower will acquire Capital Stock in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of Capital Stock that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Borrower’s Capital Stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b) Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its Commitments or outstanding Loans hereunder on a non-patronage basis.

Section 5.14 Delivery of Post-Closing Items.

(a) On or prior to June 1, 2012, the Borrower will deliver, or cause to be delivered, to the Administrative Agent, the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i) one copy of a new land survey for each of the Existing Properties and all related appurtenant easements, prepared and signed by a licensed, registered land surveyor, complying with the “Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys” as adopted in 2011 by the

American Land Title Association, American Congress on Surveying & Mapping and National Society of Professional Surveyors, including without limitation the “Table A” items required by the Administrative Agent and certifying the legal description of such land (including the appurtenant easements) showing all encroachments onto or from the land, showing access rights, easements or utilities, rights of way affecting the land, showing all setback requirements upon the land, showing any existing improvements, showing matters affecting title, and such other items as the Administrative Agent may reasonably request; and

(ii) an ALTA form 25.06 (same-as-survey) endorsement to mortgagee’s title insurance policy covering each Existing Property, and, to the extent requested by the Administrative Agent, an amendment to any Existing Mortgage, duly executed on behalf of the Borrower, together with evidence of recording thereof in the real estate records of such county.

(b) Upon request of the Administrative Agent at any time and from time to time, with respect to any real property acquired by the Borrower after the Closing Date, the Borrower will deliver, or cause to be delivered, to the Administrative Agent a Mortgage covering such property in form and substance satisfactory to the Administrative Agent, properly executed on behalf of the Borrower, together with one or more title insurance commitments, in form and substance satisfactory to the Administrative Agent, issued by a title insurance company chosen by the Borrower and acceptable to the Administrative Agent, prepared at the Borrower’s expense, with each such commitment constituting a commitment by such title company to issue a mortgagee’s title policy in favor of the Administrative Agent as mortgagee under such mortgage, that will be free from all standard exceptions, including mechanics’ liens, and all other exceptions not previously approved by the Administrative Agent, and that will insure such mortgage to be a valid Lien on the real property described therein, subject only to such prior Liens as are permitted under Section 6.1 or approved by the Administrative Agent in its sole discretion, in an amount not less than the appraised value of such real estate or, if no current appraisal acceptable to the Administrative Agent is available, such other amount as the Administrative Agent may determine.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligations (other than unasserted contingent indemnity obligations) remain unpaid or any Facility remains outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 6.1 Liens.

The Borrower will not create, incur or suffer to exist any Lien or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of the Borrower to any right or claim of any other Person; except:

(a) Liens in existence on the date hereof and listed in Schedule 6.1, together with any refinancing, extension, renewal or replacement thereof (so long as no additional property is covered thereby and the amount secured thereby is not increased above the amount outstanding immediately prior to giving effect to any such refinancing, extension, renewal or replacement).

(b) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

(c) Materialmen’s, merchants’, carriers’, worker’s, repairer’s, landlord’s, warehouseman’s or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

(d) Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

(e) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower or the value of such property for the purpose of such business.

(f) Liens granted to the Administrative Agent or any other Lender Party pursuant to any of the Security Documents.

(g) Purchase money Liens, including conditional sale agreements, Capital Lease liabilities or other title retention agreements and leases that are in the nature of title retention agreements, upon or in property acquired after the Closing Date by the Borrower, provided that:

(i) no such Lien extends or shall extend to or cover any property of the Borrower other than the property then being acquired; and

(ii) the aggregate principal amount of the Debt secured by any such Lien shall not exceed the cost of such property so acquired in connection therewith.

(h) Bankers’ Liens, rights of set off or similar rights as to accounts maintained with a financial institution.

(i) Liens set forth and described in a mortgagee’s title insurance policy issued to the Administrative Agent with respect to the Existing Mortgages, but only to the extent that any such Lien is accepted and approved by the Administrative Agent, in its sole discretion, upon delivery of such mortgagee’s title insurance policy.

(j) The statutory Lien of CoBank in the CoBank Equities, or of any other Farm Credit Lender in the Farm Credit Lender Equities.

Section 6.2 Debt.

The Borrower will not incur, create, assume, permit or suffer to exist, any Debt except:

(a) Obligations arising hereunder.

(b) Debt (including Subordinated Debt) in existence on the Closing Date and listed in Schedule 6.2; together with any refinancing, extension, renewal or replacement thereof (so long as such Debt is not increased above the amount outstanding immediately prior to giving effect to any such refinancing, extension, renewal or replacement).

(c) Debt of the Borrower secured by Liens permitted by Section 6.1(g) not to exceed $2,500,000.

(d) Guaranties of the Borrower permitted under Section 6.3.

(e) Unsecured indebtedness of the Borrower for borrowed money in an aggregate principal amount at any time outstanding not to exceed $5,000,000, provided that any unsecured indebtedness of the Borrower is subordinated in right of payment to the payment in full in cash of all Obligations pursuant to a subordination agreement satisfactory to the Administrative Agent in its sole discretion.

(f) Trade obligations, producer payables and normal accruals in the ordinary course of the Borrower’s business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that the Borrower has set aside on the Borrower’s books adequate reserves therefor, if appropriate under GAAP.

(g) Unsecured indebtedness of the Borrower to the Michigan Department of Transportation, in the amount of $192,483 to providing funding for construction of four railroad spur tracks and eight turnouts to serve the Michigan Project, bearing such terms as the Administrative Agent shall approve.

Section 6.3 Guaranties.

The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) The endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(b) Other guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the Closing Date and listed in Schedule 6.3; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).

(c) Guaranties, endorsements and other liabilities incurred in the ordinary course of business with respect to obligations that are not Funded Debt obligations, not to exceed $1,000,000 in the aggregate at any time outstanding.

Section 6.4 Investments.

The Borrower will not make, purchase, hold or permit to exist any Investment, except:

(a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute the full faith and credit obligations of the United States of America having a maturity of one (1) year or less, commercial paper issued by a U.S. corporation rated at least “A-1” or “A-2” by Standard & Poor’s Rating Group or “P-1” or “P-2” by Moody’s Investors Service, investments in money market mutual funds whose underlying assets are exclusively investments which would otherwise be permitted investments under this Section 6.4(a), or repurchase agreements, certificates of deposit or bankers’ acceptances having a maturity of one (1) year or less issued by members of the Federal Reserve System having deposits in excess of $500,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation).

(b) Trade credit extended in the ordinary course of business.

(c) Advances in the form of progress payments, prepaid rent or security deposits.

(d) Capital Expenditures permitted by Section 6.13.

(e) Investments in Securities acquired in connection with the satisfaction or enforcement of Debt or claims due or owing to the Borrower or as security for any such Debt or claim.

(f) Other Investments by the Borrower in existence on the Closing Date, as set forth and described in Schedule 6.4.

(g) Other Investments not otherwise permitted under this Section 6.4 in an amount not to exceed $1,000,000 made and funded during each fiscal year of the Borrower.

Section 6.5 Restricted Payments.

The Borrower will not declare or make any Restricted Payments if a Default or Event of Default shall then exist or would exist after giving effect to such payment or if the aggregate amount of any such Restricted Payment would exceed forty percent (40%) of the pre-tax Net Income of the Borrower with respect to any fiscal quarter of the Borrower; provided that no such Restricted Payments with respect to a fiscal quarter shall be paid until after delivery of financial statements pursuant to Section 5.1(b) hereof establishing such pre-tax Net Income; provided further that the foregoing pre-tax Net Income limitation shall have no further force or effect after $18,000,000 Free Cash Flow Payment have been made and applied to the Revolving Term Facility.

Section 6.6 Restrictions on Sale and Issuance of Subsidiary Stock.

The Borrower will not:

(a) Permit any of its Subsidiaries to issue or sell any shares of any class of such Subsidiary’s Capital Stock to any other Person (other than to the Borrower or a wholly-owned Subsidiary of the Borrower).

(b) Sell, transfer or otherwise dispose of any shares of any class of any of its Subsidiary’s Capital Stock to any other Person (except to the Borrower or a wholly-owned Subsidiary of the Borrower).

(c) Permit any of its Subsidiaries to sell, transfer or otherwise dispose of any shares of any class of Capital Stock of any other Subsidiary of the Borrower to any other Person (other than to the Borrower or a wholly-owned Subsidiary of the Borrower).

Section 6.7 Transactions With Affiliates.

The Borrower will not enter into or be a party to any transaction with any Affiliate of the Borrower except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of the Borrower.

Section 6.8 Consolidation and Merger; Asset Acquisitions; Sale or Transfer of Assets; Suspension of Business Operations.

The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of the Borrower’s assets, whether now owned or hereafter acquired, and will not liquidate, dissolve or suspend its business operations, except for:

(a) the sale of Inventory in the ordinary course of business;

(b) the sale of equipment that is obsolete, not fully functional or no longer useful in the business of the Borrower;

(c) discounting or otherwise compromising for less than face value notes or accounts receivable in order to resolve disputes that occur in the ordinary course of business; and

(d) the merger of any Person with or into the Borrower if the acquisition of the Capital Stock of such Person by the Borrower would have been permitted pursuant to Section 6.4; provided that (i) the Borrower shall be the continuing or surviving Person and (ii) no Default or Event of Default shall have occurred or be continuing after giving effect thereto.

For purposes of the foregoing, a “substantial part” of the Borrower’s assets shall mean assets with a book value in excess of $1,500,000.

Section 6.9 Permitted Acquisitions.

(a) Targets. Subject to Section 6.9(b), the Borrower may acquire, in a single transaction or series of related transactions:

(i) all or substantially all of the assets or all or a majority of the outstanding Securities entitled to vote in an election of members of the Governing Board of a Person incorporated or organized in the United States of America; or

(ii) any division, line of business or other business unit of a Person that is incorporated or organized in the United States of America (such Person or such division, line of business or other business unit of such Person being referred to herein as the “Target”).

(b) Conditions to Permitted Acquisitions. The Borrower shall not acquire any Target as described above, unless:

(i) no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii) the Target shall be engaged in substantially the same line of business as permitted to be engaged in by the Borrowers pursuant to Section 6.11;

(iii) the Borrower delivers an officer’s certificate demonstrating that (to the knowledge of such officer, in the case of financial information relating to the Target), after giving effect to such acquisition and any financing thereof on a pro forma basis as if such acquisition had been completed on the last day of the Covenant Computation Period for the most recent Covenant Compliance Date (such last day, the “test date”), the Borrower would have been in compliance with each of the Financial Covenants;

(iv) the aggregate consideration paid by the Borrower, (A) including equity consideration, earn-outs, deferred compensation or non-competition arrangements and the amount of Debt assumed by the Borrower, but (B) excluding consideration funded from equity contributions to Borrower, consideration given in a like-kind exchange or similar swap transaction involving the acquisition and disposition of assets of the same type where Borrower intends to use the assets acquired in such transaction for substantially the same purpose and in the same type of business as the assets disposed of in such transaction, and consideration for inventory acquired in the transaction shall not exceed $1,000,000 in the aggregate for all acquisitions made in each fiscal year of the Borrower ending August 31, 2012, and each fiscal year of the Borrower thereafter.

Section 6.10 Sale and Leaseback.

The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.11 Restrictions on Nature of Business.

The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.12 Accounting.

The Borrower will not adopt any material change in accounting principles, other than as required by GAAP, and will not adopt, permit or consent to any change in its fiscal year without prior written notice to the Administrative Agent.

Section 6.13 Capital Expenditures.

The Borrower will not make any Capital Expenditure if, after giving effect to such expenditure, the aggregate amount of Capital Expenditures made by the Borrower during any fiscal year of the Borrower would exceed (a) the amount set forth below opposite such period, plus (b) for fiscal year 2012, to the extent positive, an amount equal to (i) $5,000,000, less (ii) the aggregate Capital Expenditures of the Borrower actually made during fiscal year 2011:

Fiscal Year	Amount
2012	$5,000,000
2013 and each fiscal year thereafter	$6,000,000

provided, however, that (a) no such Capital Expenditures shall be permitted to the extent they would result in a failure of the Borrower to comply with any Financial Covenant or any other covenant or agreement of the Borrower hereunder and (b) the limitations set forth in the chart above shall not limit or restrict the Borrower’s ability to make Additional Capital Expenditures during any fiscal year.

Section 6.14 Hazardous Substances.

The Borrower will not cause or permit any Hazardous Substances to be disposed of in any manner which might result in any material liability to the Borrower on, under or at any real property which is operated by the Borrower or in which the Borrower has any interest.

Section 6.15 Subordinated Debt.

The Borrower will not issue any Subordinated Debt without first obtaining the prior written consent of the Required Lenders (it being understood that the Subordinated Debt set forth and described in Schedule 6.2 is hereby approved) and, if obtained, will not (a) make any payment of any principal, interest or fees due under or acquire any Subordinated Debt in violation of the Subordination Agreement or the subordination provisions applicable thereto or prepay, purchase or otherwise acquire any Subordinated Debt, (b) give security for all or any part of any Subordinated Debt unless such security is expressly permitted and contemplated under the relevant Subordination Agreement or the subordination provisions applicable thereto, (c) take any action whereby the subordination of any Subordinated Debt or any part thereof to the

Obligations might be terminated, impaired or adversely affected, (d) omit to give the Administrative Agent prompt written notice of any default under any Subordinated Debt of which the Borrower has Knowledge by reason whereof any Subordinated Debt might become or be declared to be immediately due and payable or (e) amend, supplement or otherwise modify any terms or provisions of any documents evidencing or securing any Subordinated Debt without first obtaining the prior written consent of the Required Lenders.

Section 6.16 Tax Consolidation.

The Borrower will not file or consent to the filing of, any consolidated income tax return with any Person other than GPRE.

Section 6.17 Negative Pledges, Restrictive Agreements, etc.

The Borrower will not enter into any agreement (excluding this Agreement and any agreement governing any Debt permitted by Section 6.2(c) as to the assets financed with the proceeds of such Debt) restricting (a) the creation or assumption of any Lien in favor of the Administrative Agent upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower to amend or otherwise modify any Loan Document or (b) the ability of the Borrower (other than the Borrower) to make any payments directly or indirectly to the Borrower, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any the Borrower to make any payment, directly or indirectly, to the Borrower.

Section 6.18 Inconsistent Agreements.

The Borrower will not enter into any agreement or arrangement which is inconsistent in any material respect with the obligations of the Borrower under this Agreement or any other Loan Document.

Section 6.19 Leases.

The Borrower will not become or be a party as lessee to any Lease except:

(a) Leases of rail cars; provided, however, the Borrower (i) shall not enter into any rail car lease that has a term in excess of five years and (ii) shall not have more than seven hundred rail cars under lease at any time.

(b) Leases (other than Leases described in the foregoing clause (a)) that do not provide for scheduled rent and other payments to the applicable lessors thereunder in excess of $1,000,000 in the aggregate for all such Leases in any fiscal year of the Borrower.

Section 6.20 Deposit, Securities and Brokerage Accounts.

The Borrower will not maintain any checking, demand or other deposit account, securities account or Brokerage Account unless the Borrower has delivered to the Administrative Agent a control agreement with respect to such account in favor of and acceptable in form and substance to the Administrative Agent, or the Administrative Agent otherwise has control (as that term is used in Article 9 of the UCC) of such account; provided, however, that no such control agreement shall be required with respect to any checking, demand, deposit or securities account, if the available balance of any such account does not at any time exceed $100,000.

ARTICLE VII

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 7.1 Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of any principal of any Loan when it becomes due and payable.

(b) Default in the payment of any Obligations (other than principal of a Loan) when it becomes due and payable, and the continuation of such default for more than 3 Business Days.

(c) Default in the performance, or breach, of any covenant or agreement of the Borrower under Section 5.1, Section 5.6, Section 5.7, Section 5.13 or Article VI (except for Section 6.13) of this Agreement.

(d) Default in the performance, or breach, of any Financial Covenant or any other covenant or agreement of the Borrower in this Agreement (other than a default of any covenant or agreement in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) or default in the performance, or breach, of any covenant or agreement of the Borrower in any other Loan Document (other than a default of any covenant or agreement in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) and the continuance of such default or breach for a period of thirty (30) calendar days after the Borrower has Knowledge thereof.

(e)(i) The Borrower or GPRE shall be or become insolvent, however defined; or admit in writing its inability to pay debts as they mature; or make a general assignment for the benefit of its creditors; or cease to do business in the ordinary course; (ii) the Borrower or GPRE shall institute any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to itself under the laws of any jurisdiction; or the Borrower or GPRE shall take any action to authorize any such proceeding; or any such proceeding shall be instituted against the Borrower or GPRE and shall not be dismissed or discharged within sixty (60) days after its commencement; or the Borrower or GPRE shall admit all of the material allegations with respect to any such proceeding; or an order for relief or similar order shall be entered in any such proceeding; (iii) the Borrower or GPRE shall apply for the appointment of any receiver, trustee or similar officer for itself or for all or substantially all of its property; or the Borrower or GPRE shall take any action to authorize any such appointment; or an action for any such appointment shall be commenced by any other Person and such action shall not be dismissed or discharged within sixty (60) days after its commencement; or the Borrower or GPRE shall admit all of the material allegations with respect to any such action; or any such appointment shall be made, with or without the consent of the applicable Borrower or GPRE; or (iv) a warrant, writ of attachment, execution or similar process shall be issued or levied against any substantial part of the property of the Borrower or GPRE and shall not be fully released, stayed, vacated or bonded within sixty (60) days after such issuance or levy.

(f) A petition shall be filed by the Borrower or GPRE under the United States Bankruptcy Code naming the Borrower or GPRE as debtor; or an involuntary petition shall be filed against the Borrower or GPRE under the United States Bankruptcy Code, and such petition shall not have been dismissed within sixty (60) days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Borrower or GPRE as debtor.

(g) Any representation or warranty made by the Borrower in any Loan Document or by the Borrower (or any of its officers) in any request for a Credit Extension, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made.

(h) The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $2,500,000 (to the extent the payment of such judgment is not insured) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive calendar days without a stay of execution.

(i) A writ of attachment, garnishment, levy or similar process shall be issued against or served on any Lender Party with respect to (i) any property of the Borrower in the possession of such Lender Party, or (ii) any indebtedness of any Lender Party to the Borrower.

(j) A default or event of default, however described, shall occur under any evidence of Debt, loan agreement, credit agreement, security agreement, mortgage or deed of trust, bond, debenture, note, securitization agreement or other evidence of Debt or similar obligation of the Borrower or under any indenture or other instrument under which any such evidence of Debt or similar obligation has been issued or by which it is governed with respect to an aggregate principal amount of $2,500,000 or more, and the expiration of the applicable period of grace, if any, specified in such evidence of Debt, indenture or other instrument.

(k) Any Loan Document or any provision thereof ceases to be in full force and effect for any reason other than as expressly permitted hereunder or thereunder; or GPRE or the Borrower attempts to reject, terminate or rescind any Loan Document to which it is a party or any provision thereof, or contests, in any manner, the validity, binding nature or enforceability of any Loan Document to which is a party or any provision thereof.

(l) Any Lien in favor of any Lender Party securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first-priority Lien (subject to Permitted Liens), except to the extent the Administrative Agent has otherwise agreed that no action need be taken to perfect such Lien.

(m) Any Reportable Event, which the Administrative Agent or the Required Lenders determine in good faith may constitute grounds for the termination of any Pension Plan under Section 402 of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrower by the Administrative Agent; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any of its ERISA Affiliates shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or there is imposed any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, on the Borrower or any of its ERISA Affiliates; or there is a determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA; or the Borrower or any of its ERISA Affiliates shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 430(j) of the Code or fails to make a contribution required (or seeks a waiver of any contribution required) with respect to any Pension Plan under Section 412 of the Code, which the Administrative Agent or the Required Lenders determine in good faith may by itself, or in combination with any such failures that the Administrative Agent or the Required Lenders may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multi-employer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multi-employer Plan under Title IV of ERISA.

(n) Any Change of Control shall occur.

Section 7.2 Rights and Remedies.

(a) Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured or waived as provided in Section 9.2, the Administrative Agent may (and, upon written request of the Required Lenders the Administrative Agent shall) exercise any or all of the following rights and remedies:

(i) By notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate.

(ii) By notice to the Borrower, declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(iii) By notice to the Borrower, demand payment by the Borrower of funds with respect to each outstanding Letter of Credit in an amount sufficient to fund a cash collateral account equal to the Letter of Credit Exposure, which cash collateral account will be held by the Administrative Agent (or its designee), without interest, as a pledged cash collateral account and applied to reimbursement of all drafts submitted under outstanding Letters of Credit.

(iv) Without notice to the Borrower and without further action, apply any and all monies owing by any Lender Party to the Borrower to the payment of the Loans, including interest accrued thereon, and of all other Obligations then owing by the Borrower hereunder.

(v) Apply for the employment of, or taking possession by, a trustee, receiver, liquidator or other similar official of the Borrower to hold or liquidate all or any substantial part of the properties or assets of the Borrower. The Borrower hereby consents to such appointment and agrees to execute and deliver any and all documents requested by the Administrative Agent relating to the appointment of such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the appointment of such an official, by entering no contest to a petition for the appointment of such an official, or otherwise, as appropriate under applicable law).

(vi) Exercise and enforce the rights and remedies available to any Lender Party under any Loan Document.

(vii) Exercise any other rights and remedies available to any Lender Party by law or agreement.

(b) Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(e) or (f), the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind. Notwithstanding any other provision of the Loan Documents, no Lender Party (other than the Administrative Agent) may individually exercise any rights under or with respect to the Loan Documents that arise after an Event of Default without the consent of the Required Lenders.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, (A) no Lender shall have any right individually to realize upon any of the Collateral under any Security Document; all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Lender Parties in accordance with the terms thereof; and (B) if the Administrative Agent forecloses on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 7.3 Right of Setoff.

If an Event of Default shall have occurred and shall be continuing, each Lender Party and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, including but not limited to Debt evidenced by certificates of deposit, whether matured or unmatured, but excluding any deposits held in escrow or pursuant to a fiduciary obligation on behalf of or for the benefit of third parties) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or any such Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that any Lender Party or its Affiliates may have.

Section 7.4 Crediting of Payments and Proceeds.

If all or any portion of the Obligations have been accelerated or the Administrative Agent has exercised any remedy set forth in this Agreement or any other Loan Document, all payments of Obligations and all Net Proceeds from the enforcement of the Obligations shall be applied in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorneys fees, payable to the Administrative Agent in its capacity as such and the Letter of Credit Issuer in its capacity as such (ratably among the Administrative Agent and the Letter of Credit Issuer in proportion to the respective amounts described in this clause payable to them);

(b) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorneys fees (ratably among the Lenders in proportion to the respective amounts described in this clause payable to them);

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (ratably among the Lender Parties in proportion to the respective amounts described in this clause payable to them);

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, reimbursement of all drafts submitted under outstanding Letters of Credit and to cash collateralize any Letter of Credit Exposure then outstanding (ratably among the Lender Parties in proportion to the respective amounts described in this clause held by them);

(e) fifth, to the remaining Obligations (ratably among the Lender Parties in proportion to the respective amounts described in this clause held by them); and

(f) sixth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

ARTICLE VIII

AGREEMENT AMONG LENDERS AND ADMINISTRATIVE AGENT

Section 8.1 Authorization; Powers; Administrative Agent for Collateral Purposes.

Each Lender irrevocably appoints and authorizes the Administrative Agent to act as administrative agent for and on behalf of such Lender to the extent provided herein, in any Loan Documents or in any other document or instrument delivered hereunder or in connection herewith, and to take such other actions as may be reasonably incidental thereto. The Administrative Agent agrees to act as administrative agent for each Lender upon the express conditions contained in this Article VIII, but in no event shall the Administrative Agent constitute a fiduciary of any Lender, nor shall the Administrative Agent have any fiduciary responsibilities in respect of any Lender. In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably (a) authorizes the Administrative Agent to execute and deliver and perform those obligations under each of the Loan Documents to which the Administrative Agent is a party as are specifically delegated to the Administrative Agent, and to exercise all rights, powers and remedies as may be specifically delegated hereunder or thereunder, together with such additional powers as may be reasonably incidental thereto, (b) appoints the Administrative Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC financing statements, and (c) authorizes the Administrative Agent to act as collateral agent of and for such Lender for purposes of holding, perfecting and disposing of Collateral under the Loan Documents. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, if so required pursuant to Section 9.2, upon the instructions of all Lenders; provided, however, that except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and the Administrative Agent shall not in any event be required to take any action which is contrary to the Loan Documents or applicable law.

Section 8.2 Application of Proceeds.

Subject in all events to Section 7.4, the Administrative Agent, after deduction of any costs of collection, as provided in Section 8.5, shall remit to each Lender (to the extent a Lender is to share therein) such Lender’s pro rata share of all payments of principal, interest and fees payable hereunder in accordance with such Lender’s applicable Percentage. Each Lender’s interest under the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to a Lender with respect to any such payments, collections and proceeds shall be to account for such Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Administrative Agent is required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund. If any Lender becomes a Defaulting Lender, the Administrative Agent may remit payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount of the Advances owing to such Defaulting Lender hereunder are equal to its Percentage of the aggregate amounts of the Advances owing under the applicable Facility to all of the Lenders hereunder. The foregoing provision is intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3 Exculpation.

The Administrative Agent shall not be liable for any action taken or omitted to be taken by the Administrative Agent in connection with the Loan Documents, except for its own gross negligence or willful misconduct, as determined by a final, nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to rely upon advice of counsel (who may be counsel for the Borrower) concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to any other matters and upon any Loan Document and any schedule, certificate, statement, report, notice or other writing which it reasonably believes to be genuine or to have been presented by a proper Person. Neither the Administrative Agent nor any of its Directors, officers, employees or agents shall be responsible or in any way liable for (a) any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any Collateral or (c) any action taken or omitted by it. The designation of CoBank as administrative agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, CoBank in its individual capacity as a Lender hereunder.

Section 8.4 Use of the Term “Administrative Agent”.

The term “Administrative Agent” is used herein in reference to the Administrative Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Administrative Agent and the Lenders as an independent contracting party. However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein and in no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency.

Section 8.5 Reimbursement for Costs and Expenses.

All payments, collections and proceeds received or effected by the Administrative Agent may be applied first to pay or reimburse the Administrative Agent for all reasonable costs and expenses at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees (including allocated costs of in-house counsel), foreclosure expenses and advances made to protect the security of any Collateral, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent). If the Administrative Agent does not receive payments, collections or proceeds sufficient to cover any such costs and expenses within 5 days after their incurrence or imposition, each Lender shall, upon demand and provision of reasonably timely invoices and other evidence of any such amounts, remit to the Administrative Agent such Lender’s Percentage of the difference between (a) such costs and expenses and (b) such payments, collections and proceeds, together with interest on such amount for each day following the thirtieth day after demand therefor until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that in no event shall a Lender be obligated to reimburse the Administrative Agent for any such costs or expenses incurred in connection with Hedging Arrangements or other matters undertaken by the Administrative Agent for its own benefit and not for the benefit of all Lenders generally.

Section 8.6 Payments Received Directly by Lenders.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of any Obligations (other than through distributions made in accordance with Section 8.2 hereof) in excess of such Lender’s applicable Percentage with respect thereto, such Lender shall promptly give notice of such fact to the Administrative Agent and shall promptly remit to the Administrative Agent such amount as shall be necessary to cause the remitting Lender to share such excess payment or other recovery ratably with each of the Lenders in accordance with their respective Percentages, together with interest for each day on such amount until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such remitting Lender or holder, the remittance shall be restored to the extent of such recovery.

Section 8.7 Administrative Agent and Affiliates.

CoBank shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent hereunder, and CoBank and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as fully as if CoBank were not the Administrative Agent hereunder.

Section 8.8 Credit Investigation.

Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Commitments been granted and its Advances made directly by such Lender to the Borrower without the intervention of the Administrative Agent or any other Lender. Each Lender agrees and acknowledges that no Lender Party makes any representation or warranty about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, any Collateral or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9 Defaults.

The Administrative Agent shall have no duty to inquire into any performance or failure to perform by the Borrower and shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than under Section 7.1(a) or 7.1(b)) hereof unless the Administrative Agent has received notice from a Lender Party or the Borrower specifying the occurrence of such Default or Event of Default. If the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event of any Default or Event of Default, the Administrative Agent (subject to Section 8.1) shall take such actions with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that, (a) the Administrative Agent shall not need the consent or direction of the Required Lenders to provide such notices as may be required as a prerequisite to a Default becoming an Event of Default and (b) unless and until the Administrative Agent shall have received directions as contemplated herein, the Administrative Agent may take any action, or refrain from taking any action, with respect to such Default of Event of Default as it shall deem advisable.

Section 8.10 Obligations Several.

The obligations of each Lender Party hereunder are the several obligations of such Lender Party, and no Lender Party shall be responsible for the obligations of any other Lender Party hereunder, nor will the failure by any Lender Party to perform any of its obligations hereunder relieve any other Lender Party from the performance of its obligations hereunder. Nothing contained in this Agreement, and no action taken by any Lender Party pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lender Parties as a partnership, association, joint venture, or other entity.

Section 8.11 Resignation and Assignment of Administrative Agent.

(a) The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Lender Parties. In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a successor Administrative Agent (provided that if no Event of Default then exists, the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld). If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof (provided that if no Event of Default then exists the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld).

(b) The Administrative Agent, without the consent of the Borrower or the other Lender Parties, may assign its rights and obligations as Administrative Agent hereunder and under the other Loan Documents to its parent or to any wholly owned subsidiary of its parent, and upon such assignment, the former Administrative Agent shall be deemed to have retired, and such parent or wholly owned subsidiary shall be deemed to be a successor Administrative Agent.

(c) Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning or assigning Administrative Agent shall be discharged from its duties and obligations under this Agreement to be performed after the time of transfer. After any resignation or assignment pursuant to this Section 8.11, the provisions of this Section 8.11 shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder.

Section 8.12 Lead Arranger and Syndication Agent.

Any Lender identified on the title page to this Agreement as “Lead Arranger” or “Syndication Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

Section 8.13 Borrower not a Beneficiary or Party.

Except with respect to the limitation of liability applicable to the Lenders under Section 8.10 and rights to approve a successor Administrative Agent under Section 8.11(a), the provisions and agreements in this Article VIII are solely among the Lender Parties, and the Borrower shall not be considered a party thereto or a beneficiary thereof.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Waiver; Cumulative Remedies.

No failure or delay on the part of any Lender Party in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2 Amendments, Requested Waivers, Etc.

No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the written concurrence of the Required Lenders; provided, however, that:

(a) no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by the Administrative

Agent with the written concurrence of each Lender with a Commitment under the Facility to which such amendment, modification, termination, waiver or consent relates (whose approval shall be sufficient without the consent of the Required Lenders):

(i) reduce or forgive the amount of any principal, interest, fees or other amounts payable to a Lender under any Loan Document;

(ii) postpone any date fixed for payment of principal, interest, fees or other amounts payable to a Lender under any Loan Document; or

(iii) decrease the interest rate applicable to a Loan or the rate at which any fees are calculated hereunder.

(b) no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by the Administrative Agent with the written concurrence of each Lender:

(i) change the Commitment of a Lender except for a reduction in accordance with Section 2.14;

(ii) change the definition of “Required Lenders;”

(iii) amend this Section 9.2 or any other provision of this Agreement requiring the consent or other action of the Required Lenders or any particular Lender;

(iv) amend Section 7.4 or 8.2; or

(v) release, subordinate or terminate any Lien in all or substantially all of the Collateral.

In addition, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent or the Letter of Credit Issuer without the consent of the Administrative Agent or the Letter of Credit Issuer, as the case may be. Notwithstanding any other provision of this Section 9.2 , any Fee Letter may be amended by the agreement of the parties thereto. Notwithstanding anything to the contrary herein, no Lender who is at the time a Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender. Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.3 Successors and Assigns; Register.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of Section 9.3(b), (ii) by way of participation in accordance with the provisions of Section 9.3(d) or (iii) by way of pledge or assignment of a Lien subject to the restrictions of Section 9.3(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.3(d) and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Lenders all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, in the case of an assignment of any Revolving Term Commitment, any Term A Commitment or any Term Commitment or any Loans under the Revolving Term Facility, the Term A Facility or the Term B Facility, or in the case of an assignment to a Lender, the amount assigned shall not be less than $5,000,000 or if the applicable Commitment is less than $5,000,000, such lesser amount as approved by the Administrative Agent in its sole discretion.

(B) In any case not described in Section 9.3(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except as follows:

(A) The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or

Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Farm Credit Lender, a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(B) The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Facility if such assignment is to a Person that is not a Lender or an Affiliate of a Lender with a Commitment in respect of such Facility.

(C) The consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment (x) of the Revolving Term Facility or (y) that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit I (each, an “Assignment and Assumption”), together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.3(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16(a) and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.3(d).

(c) Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 9.3(c), to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender and any adjustment of the Commitment of any Lender affected pursuant to Section 2.14 and Exhibit D. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment or Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 9.3(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Commitment, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.3(c).

(d) Participations. Any Lender may at any time sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and provided, further, that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such Participant is a Lender or an Affiliate of a Lender, and the consent of the Administrative Agent, and with respect to any participations of the Revolving Term Facility, the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed), shall be required for participations in respect of a Facility if such Participant is not a Lender with a Commitment in respect of such Facility. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) forgive any indebtedness of the Borrower under this Agreement or the Notes, (ii) agree to reduce the rate of interest charged under this Agreement, or (iii) agree to extend the final maturity of any indebtedness evidenced by the Notes, except as expressly provided by the terms of the Loan Documents, in each case to the extent that such amendment, modification or waiver would affect such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.3 as though it were a Lender, provided such Participant agrees to be subject to Section 9.4 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.16 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Certain Rights of Farm Credit Lender Participants. Notwithstanding anything in this Section 9.3 to the contrary, any Farm Credit Lender that (i) is the owner of a participation in a Commitment (including Loans outstanding thereunder) initially in the amount of at least $5,000,000, (ii) is, by written notice to the Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote for so long as such Farm Credit Lender owns such participation and notwithstanding any subparticipation by such Farm Credit Lender (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Exhibit J hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Administrative Agent. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name, as well as all contact information required for an assignee in the Assignment and Assumption and (B) state the dollar amount of the participation purchased. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination of, reduction or increase in the amount of, such participation. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this subsection (g). The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

Section 9.4 Sharing of Payments by Lenders.

Subject to Section 9.19, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 9.5 Notices; Distribution of Information Via Electronic Means.

(a) Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the

Lender Parties by posting such notices on an electronic delivery system such as IntraLinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(b) Notice by Electronic Means. Each Lender agrees (i) on or before the date it becomes a party to this Agreement, to notify the Administrative Agent in writing of the e-mail address(es) to which a notice under this Agreement (a “Notice”) may be sent to it and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for it and (ii) that any Notice may be sent to such e-mail address(es). Each Lender agrees that an e-mail message notice to it (as provided in the previous sentence) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.

(c) Notices By Other Means. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing (including facsimile transmission or e-mail) and shall be sent to the applicable party at its address, e-mail address or facsimile number set forth on the signature pages to this Agreement, as to the Borrower and the Administrative Agent, as set forth on any Administrative Questionnaire, as to each other Lender Party, or at such other address, e-mail address or facsimile number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.5. All such notices, requests, demands and other communications shall be effective (i) when received, if sent by facsimile, e-mail, hand delivery or overnight courier, or (ii) three Business Days after the date when sent by registered or certified mail, postage prepaid; provided, however, that notices or requests to any Lender Party pursuant to any of the provisions of Article II shall not be effective until received by such Lender Party. Notwithstanding the foregoing, no notices to the Borrower contemplated by Sections 7.1 or 7.2 will be effective if delivered solely by e-mail.

Section 9.6 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facilities provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.6, or (B) in connection with the Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Lender Party and each Affiliate of any Lender Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, counterclaims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or its Subsidiaries, or any liability arising from any alleged breach of Environmental Laws related in any way to the Borrower or its Subsidiaries, or (iv) any actual or prospective claim, counterclaim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, counterclaims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (B) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) The Borrower hereby absolutely and unconditionally releases and forever discharges each Indemnitee from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or may claim to have against any such Indemnitee for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date hereof, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

(d) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.6 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Affiliate of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Affiliate, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, counterclaim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (d) are subject to the provisions of Section 8.10.

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower (as one party) nor the Administrative Agent and any Lender (collectively as one party) shall assert, and each party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f) Payments. All amounts due under this Section 9.6 shall be payable promptly after demand therefor.

(g) Survival. The agreements in this Section 9.6 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination in full of all of the Commitments and the payment, satisfaction or discharge in full of all the other Obligations.

Section 9.7 Replacement of Non-Consenting Lenders.

If any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment to or waiver of any Loan Document or provision thereof, which amendment or waiver requires unanimous consent of all the Lenders, or all the Lenders with a Commitment for a particular Facility, and has been approved by the Required Lenders in order to be effective, then the Administrative Agent may or the Borrower may (but neither shall be obligated to), upon notice to the Non-Consenting Lender (and the Administrative Agent, if applicable), require the Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.3) all of its interests, rights, duties and obligations under this Agreement and the Loan Documents to an Eligible Lender that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that:

(a) if it is an assignment at the request of the Borrower, the Borrower shall have received the prior written consent of the Administrative Agent (and if the Commitment and Loans of a Revolving Term Lender are being assigned, the Letter of Credit Issuer), which consent shall not unreasonably be withheld,

(b) if it is an assignment at the request of the Administrative Agent and there is no Event of Default, the Borrower shall have consented to such assignment (and if the Commitment and Loans of a Revolving Term Lender are being assigned, the Letter of Credit Issuer shall have consented) which consents shall not be unreasonably withheld,

(c) in the case of a Non-Consenting Lender, the interests, rights, duties and obligations of all Non-Consenting Lenders are similarly assigned to Eligible Lenders, and

(d) the Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and participations in unreimbursed Letter of Credit Exposure, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the Eligible Lender (to the extent of such outstanding principal, accrued interest and accrued fees) or the Borrower (in the case of all other amounts).

Section 9.8 Disclosure of Information.

Each Lender Party shall keep confidential (and cause its officers, Directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Borrower or any other Lender Party (the “Disclosed Information”). Notwithstanding the foregoing, any Lender Party may disclose Disclosed Information (i) to any other Lender Party or any Affiliate of any Lender Party; (ii) to legal counsel, accountants and other professional advisors to such Lender Party; (iii) to any regulatory body having jurisdiction over such Lender Party; (iv) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (v) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Lender Party on a non-confidential basis from a source other than the Borrower or a Subsidiary provided that such source was not known by the Lender Party to be bound by a confidentiality agreement restricting the disclosure of such Disclosed Information, or (C) was available to such Lender Party on a non-confidential basis prior to its disclosure to such Lender Party by the Borrower or a Subsidiary; (vi) to the extent the Borrower or any Subsidiary shall have consented to such disclosure in writing; (vii) to the extent reasonably deemed necessary by any Lender Party in the enforcement of the remedies of the Lender Parties provided under the Loan Documents; or (viii) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender Parties under this Section 9.8.

Section 9.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Colorado (other than its conflicts of laws rules), except to the extent the law of any other jurisdiction applies as to the perfection or enforcement of the Lender Parties’ Lien in any Collateral and except to the extent expressly provided to the contrary in any Loan Document.

(b) Jurisdiction. The parties hereby irrevocably agree that any dispute arising under or in any way relating to this Agreement or any of the other Loan Documents may be litigated in any state or federal court sitting in Denver, Colorado. The Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or in any way relating to this Agreement or any of the other Loan Documents, and waives any defense of forum non conveniens. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Borrower, certified mail, return receipt requested, at its addresses specified in Section 9.5 above. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 9.9(b) shall affect the right of the Administrative Agent or any Lender Party to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender Party to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

(c) WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 9.10 Integration; Inconsistency.

This Agreement, together with the Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. If any provision of a Loan Document is inconsistent with or conflicts with a comparable or similar provision appearing in this Agreement, the comparable or similar provision in this Agreement shall govern.

Section 9.11 Agreement Effectiveness; Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Documents, as the case may be, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to any Loan Document by facsimile or by e-mail transmission of a PDF or similar copy shall be equally as effective as delivery of an original executed counterpart of that Loan Document. Any party delivering an executed counterpart signature page to any Loan document by facsimile or by e-mail transmission shall also deliver an original executed counterpart of that Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of that Loan Document. Subject to Section 3.1, this Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 9.12 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification of any Loan Document), the Borrower acknowledges and agrees that (a) the arranging and other services regarding this Agreement provided by the Lenders are arm’s length commercial transactions between the Borrowers, on the one hand, and the Lenders, on the other hand, (b) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (c) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (d) each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or other Person, and (e) no Lender has any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any Lender or any Subsidiary thereof with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13 Judicial Interpretation.

Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

Section 9.14 Binding Effect; No Assignment by Borrower.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties and their respective successors and assigns; provided, however, that the Borrower may not assign any or all of its rights or obligations hereunder or any of its interest herein without the prior written consent of the Required Lenders.

Section 9.15 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.16 Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.17 Customer Identification – USA Patriot Act Notice.

The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow each Lender to identify the Borrower in accordance with the Act.

Section 9.18 Borrower’s Acknowledgement and Agreement Regarding Participations.

Each party hereto hereby acknowledges that CoBank and the Farm Credit Lenders identified on Exhibit J (the “Initial Farm Credit Participants”) have entered into certain Master Non-Recourse Participation Agreements (as may be amended, replaced, restated or supplemented from time to time, the “Participation Agreements”), whereby a certain percentage of CoBank’s Commitments and the Loans outstanding thereunder from time to time have been participated to the Initial Farm Credit Participants according to the terms of the Participation Agreements. As contemplated in Section 9.3(g), inclusion of the Initial Farm Credit Participants on Exhibit K hereto, without further action or consent of any party, results in such Initial Farm Credit Participants constituting Voting Participants in accordance with Section 9.3(g).

Section 9.19 Farm Credit Lender Equities.

Each party hereto acknowledges that each Farm Credit Lender has a statutory first Lien on any Capital Stock in such Farm Credit Lender owned by the Borrower (together with the CoBank Equities, the “Farm Credit Lender Equities”) pursuant to the Farm Credit Act of 1971 (as amended from time to time). Each such statutory Lien shall be for such Farm Credit Lender’s sole and exclusive benefit. The Farm Credit Lender Equities shall not constitute security for the Obligations due to any other Lender. To the extent that any of the Loan Documents creates a Lien on the Farm Credit Lender Equities or on patronage accrued by a Farm Credit Lender for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Lender Equities nor any accrued patronage shall be offset against the obligations except that, upon the occurrence of an Event of Default, the applicable Farm Credit Lender may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. No Farm Credit Lender shall have an obligation to retire the Farm Credit Lender Equities upon any Event of Default, Default or any other default by the Borrower, or at any other time, either for application to the Obligations or otherwise.

Section 9.20 Patronage Distributions.

Notwithstanding any other provision in this Agreement or any other Loan Document to the contrary (but subject to any applicable right of setoff and any other applicable rights and remedies of the Lender Parties and any purchaser of a participation): (a) all Obligations owing to a Lender that is a Farm Credit Lender that are retained by such Lender for its own account and are not part of a sale of a participation interest or the assignment of any rights or obligations under the Loan Documents shall be entitled to patronage distributions to the Borrower in accordance with the bylaws of such Lender and its practices and procedures related to patronage distributions; and (b) any Obligations owing to a Lender that is a Farm Credit Lender that are not retained by such Farm Credit Lender for its own account and are part of a sale of a participation interest or the assignment of any rights or obligations under the Loan Documents shall not be entitled to any such patronage distributions.

Section 9.21 Amendment and Restatement.

Upon satisfaction of the conditions precedent set forth in Section 3.1 hereof, the Prior Loan Agreement shall be and hereby is amended, superseded and restated in its entirety by the terms and provisions of this Agreement. This Agreement shall not constitute a novation or settlement of the Prior Loan Agreement or the indebtedness created thereunder. The Borrower shall have the obligation to pay any fees and interest under the Prior Loan Agreement accruing through the Closing Date of this Agreement. This Agreement does not evidence or effect a release or relinquishment of any Lien, or the priority thereof, granted in connection with the Prior Loan Agreement. All Liens granted in connection with the Prior Loan Agreement shall continue pursuant to such documents and shall secure all Obligations defined and described herein.

Section 9.22 Waiver of Farm Credit Rights.

THE BORROWER ACKNOWLEDGES AND AGREES THAT, TOGETHER WITH ITS LEGAL COUNSEL, IT HAS REVIEWED ALL RIGHTS THAT IT MAY OTHERWISE BE ENTITLED TO WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS UNDER THE SECTIONS OF THE AGRICULTURAL CREDIT ACT OF 1987 DESIGNATED AS 12 U.S.C. SECTIONS 2199 THROUGH 2202E AND THE (a) IMPLEMENTING FARM CREDIT ADMINISTRATION REGULATIONS AS SET FORTH IN 12 C.F.R. SECTIONS 617.7000 THROUGH 617.7630 (INCLUDING THOSE PROVISIONS WHICH AFFORD THE BORROWER CERTAIN RIGHTS AND IMPOSE ON THE LENDER PARTIES CERTAIN DUTIES WITH RESPECT TO THE COLLECTION OF ANY AMOUNTS OWING HEREUNDER OR THE FORECLOSURE OF THE SECURITY INTEREST OF THE ADMINISTRATIVE AGENT ON THE COLLATERAL, OR WHICH REQUIRE THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER PARTY TO DISCLOSE TO THE BORROWER THE NATURE OF ANY SUCH RIGHTS OR DUTIES), AND THAT IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL SUCH RIGHTS. NOTHING CONTAINED IN THIS SECTION NOR THE DELIVERY TO THE BORROWER OF ANY SUMMARY OF ANY RIGHTS UNDER, OR ANY NOTICE PURSUANT TO, THE AGRICULTURAL CREDIT ACT OF 1987 SHALL IN ANY WAY BE DEEMED TO BE, OR BE CONSTRUED TO IN ANY WAY INDICATE, THE DETERMINATION OR AGREEMENT BY THE BORROWER, THE ADMINISTRATIVE AGENT, ANY OTHER LENDER PARTY OR ANY VOTING PARTICIPANT THAT THE AGRICULTURAL CREDIT ACT OF 1987, OR ANY RIGHTS THEREUNDER, ARE OR WILL IN FACT BE APPLICABLE TO THE BORROWER, THE LOANS OR THE LOAN DOCUMENTS.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Address: Green Plains Holdings II LLC 450 Regency Parkway Suite 400 Omaha, NE 68114 Attention: Jerry L. Peters, CFO Facsimile: (402) 884-8700 E-mail Address: jerry.peters@gpreinc.com	GREEN PLAINS HOLDINGS II LLC, as Borrower
	By:	/s/ Jerry L. Peters
Name: Jerry L. Peters
Title: CFO

Signature Page to Amended and Restated Credit Agreement

Address:
CoBank, ACB	COBANK, ACB,
5500 South Quebec Street	as Administrative Agent, Lead Arranger,
Greenwood Village, CO 80111	Syndication Agent and Letter of Credit
Facsimile No. (303) 224-2590	Issuer
Attention: Cathleen Reed, Capital Markets
E-mail Address: reedc@cobank.com	By:	/s/ Doug Jones
Name: Doug Jones
Title: Vice President
CoBank, ACB
11422 Miracle Hills Drive, Suite 300
Omaha, NE 68154-4404
Facsimile No. (402) 492-2001
Attention: Douglas E. Jones
E-mail Address: jonesd@cobank.com

Signature Page to Amended and Restated Credit Agreement

Address:	FARM CREDIT SERVICES OF
5015 S. 118 Street	AMERICA, FLCA, as a Lender
PO Box 2409
Omaha, NE 68137	By:	/s/ Kathryn J. Frahm
Attention: Kathy Frahm		Name: Kathryn Frahm
Facsimile: (402) 661-3669		Title: VP Commercial Lender
E-mail Address: Kathy.frahm@fcsamerica.com

Signature Page to Amended and Restated Credit Agreement

Address:	MLIC ASSET HOLDINGS LLC, as a
MLIC Asset Holdings LLC	Lender
10801 Mastin Blvd., Suite 930
Overland Park, KS 66210	By:	Transmountain Land & Livestock
Attention: Chris Porter		Company, a Montana Corporation
Facsimile: (913) 661-2254	Its:	Manager
E-mail Address: cporter@metlife.com
	By:	/s/ Barry L. Bogseth
Name: Barry L. Bogseth
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

EXHIBITS AND SCHEDULES

Exhibit A	Revolving Term Note
Exhibit B	Term A Note
Exhibit C	Term B Note
Exhibit D	Aggregate Commitment Amounts
Exhibit E	Revolving Term Facility Borrowing Request
Exhibit F	Notice of Conversion to LIBO Rate
Exhibit G	Notice of Rollover of LIBO Rate
Exhibit H	Certificate of Officer as to Financial Statements
Exhibit I	Assignment and Assumption
Exhibit J	Farm Credit Participants

Schedule 4.1	Doing Business Names; Business Locations
Schedule 4.4	Organization Chart
Schedule 4.7	Litigation
Schedule 4.11	ERISA Plans
Schedule 4.12	Environmental Compliance
Schedule 4.15	Existing Properties and Mortgages; Leased Properties and Warehouse Locations
Schedule 4.16	Intellectual Property
Schedule 4.18	Licenses, Compliance with Laws, Other Agreements
Schedule 4.20	Account Relationships
Schedule 6.1	Outstanding Liens
Schedule 6.2	Outstanding Debt
Schedule 6.3	Outstanding Guaranties
Schedule 6.4	Additional Investments

Exhibit A

Revolving Term Note

[$ ]	[ , ]
February 9, , 2012

For value received, GREEN PLAINS HOLDINGS II LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of [                                    , a                                     ] (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of [                                ] Dollars ($                            )] or, if less, the aggregate unpaid principal amount of all Revolving Term Advances (as defined in the Credit Agreement) made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement dated as of February     , 2012, by and among the Borrower, the Lender, certain other Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest on the unpaid principal balance hereof at such interest rates and payable at such times as are specified in the Credit Agreement.

This Note is a Revolving Term Note as defined in the Credit Agreement, and is issued subject, and pursuant, to the Credit Agreement, which among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[This Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Revolving Term Note dated                             , issued by [the Borrower] and made payable to the order of                              (as renewed, extended or amended from time to time and all replacements thereof, the “Prior Note”). The Debt evidenced by the Prior Note is continuing Debt evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any Lien securing such Debt or any rights of the Administrative Agent against any guarantor, surety or other party primarily or secondarily liable for such Debt.]

GREEN PLAINS HOLDINGS II LLC

By:
Name:
Title:

A-1

Exhibit B

Term A Note

$	,
February 9, 2012

For value received, GREEN PLAINS HOLDINGS II LLC, a Delaware limited liability company(the “Borrower”), hereby promises to pay to the order of [                                , a                                 ] (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of [                                     Dollars ($                            )], together with interest on the unpaid principal balance hereof outstanding from time to time at such interest rates and payable at such times as are specified in that certain Amended and Restated Credit Agreement dated February     , 2012, by and among the Borrower, the Lender, certain other Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

This Note is a Term A Note as defined in the Credit Agreement, and is issued subject, and pursuant, to the Credit Agreement, which among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced. Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[This Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Term A Note dated                                 , issued by [the Borrower] and made payable to the order of                              (as renewed, extended or amended from time to time and all replacements thereof, the “Prior Note”). The Debt evidenced by the Prior Note is continuing Debt evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any Lien securing such Debt or any rights of the Administrative Agent against any guarantor, surety or other party primarily or secondarily liable for such Debt.]

GREEN PLAINS HOLDINGS II LLC

By:
Name:
Title:

B-1

Exhibit C

Term B Note

$	,
February 9, 2012

For value received, GREEN PLAINS HOLDINGS II LLC, a Delaware limited liability company(the “Borrower”), hereby promises to pay to the order of [                                , a                                 ] (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of [                                 Dollars ($                            )], together with interest on the unpaid principal balance hereof outstanding from time to time at such interest rates and payable at such times as are specified in that certain Amended and Restated Credit Agreement dated February         , 2012, by and among the Borrower, the Lender, certain other Lenders from time to time party thereto and CoBank, ACB, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

This Note is a Term B Note as defined in the Credit Agreement, and is issued subject, and pursuant, to the Credit Agreement, which among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced. Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[This Note constitutes a renewal and restatement of, and replacement and substitution for, that certain Term B Note dated                             , issued by [the Borrower] and made payable to the order of                          (as renewed, extended or amended from time to time and all replacements thereof, the “Prior Note”). The Debt evidenced by the Prior Note is continuing Debt evidenced hereby, and nothing herein shall be deemed to constitute a payment, settlement or novation of the Prior Note, or to release or otherwise adversely affect any Lien securing such Debt or any rights of the Administrative Agent against any guarantor, surety or other party primarily or secondarily liable for such Debt.]

GREEN PLAINS HOLDINGS II LLC

By:
Name:
Title:

C-1

Exhibit D

Aggregate Commitment Amounts

I.	Aggregate Revolving Term Commitment Amount

Applicable Period	Aggregate Revolving Term Commitment Amount
Closing Date to and including March 31, 2012	$51,066,000.00
April 1, 2012 to and including September 30, 2012	$48,386,000.00
October 1, 2012 to and including March 31, 2013	$45,706,000.00
April 1, 2013 to and including September 30, 2013	$4,302,600.00
October 1, 2013 to and including March 31, 2014	$40,346,000.00
April 1, 2014 to and including September 30, 2014	$37,666,000.00
October 1, 2014 to and including March 31, 2015	$34,986,000.00
April 1, 2015 to and including September 30, 2015	$32,306,000.00
October 1, 2015 to and including March 31, 2016	$29,626,000.00
April 1, 2016 to and including September 30, 2016	$26,946,000.00
October 1, 2016 to and including March 31, 2017	$21,266,000.00
April 1, 2017 to and including September 30, 2017	$15,586,000.00
October 1, 2017 to and including March 31, 2018	$9,906,000.00
April 1, 2018 to and including September 30, 2018	$4,226,000.00
October 1, 2018 and thereafter	$0

II.	Aggregate Term A Commitment Amount	$13,013,902.81
II.	Aggregate Term B Commitment Amount	$13,400,000.00

D-1

Exhibit E

Revolving Term Facility Borrowing Request

[                            ,                             ]

To:       CoBank, ACB, as Administrative Agent

            5500 South Quebec Street

            Greenwood Village, CO 80111

            Attention: Syndications

We refer to that certain Amended and Restated Credit Agreement dated as of February         , 2012 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) by and among GREEN PLAINS HOLDINGS II LLC, certain Lenders from time to time party thereto (the “Lenders”) and CoBank, ACB, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.2 of the Credit Agreement, we hereby request or confirm our request for a Borrowing under the Revolving Term Facility on the date, of the type(s) and in the amount(s) specified in Annex I attached hereto and request or confirm our request that each Lender make Revolving Term Advance(s) in such Lender’s Percentage of the requested Borrowing (the “Requested Advances”).

To induce the Lenders to make the Requested Advances, we hereby represent and warrant to the Lenders that:

(a) As of the date hereof and before giving effect to the Requested Advances, the Revolving Term Facility Outstanding Amount was [$                            ]. After giving effect to the Requested Advances, the Revolving Term Facility Outstanding Amount will be [$                        ].

(b) No Default or Event of Default exists, or will result from the making of the Requested Advances.

(c) The conditions precedent set forth in Section 3.2 of the Credit Agreement are fully satisfied as of the date of the Requested Advances.

GREEN PLAINS HOLDINGS II LLC

By:
Name:
Title:

E-1

ANNEX I

to Revolving Term Facility Borrowing Request

dated [                                ,             ]

Amount of Borrowing Request	Type of Advance (Base Rate Advance or LIBOR Advance)	Date of Borrowing	Interest Period (if applicable)	Expiry Date of Interest Period (if applicable)	Quoted LIBO Rate (if applicable)

* [To be completed by Administrative Agent]

E-2

Exhibit F

Notice of Conversion to LIBO Rate

[                            ,             ]

To:     CoBank, ACB, as Administrative Agent

          5500 South Quebec Street

          Greenwood Village, CO 80111

          Attention: Syndications

We refer to that certain Amended and Restated Credit Agreement dated as of February         , 2012 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) by and among GREEN PLAINS HOLDINGS II LLC, certain Lenders from time to time party thereto (the “Lenders”) and CoBank, ACB, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.3 of the Credit Agreement, we hereby request or confirm our request that Loans in the aggregate amount(s) specified in Annex I attached hereto be converted into LIBOR Loans (the “Requested Conversion(s)”) on the date(s) and for the Interest Period(s) specified in Annex I attached hereto and that each Lender make such conversion(s) in such Lender’s Percentage of the Requested Conversion(s).

To induce the Lenders to make the Requested Conversion(s), we hereby represent and warrant to the Lenders that no Default or Event of Default exists or will result from the making of any Requested Conversion(s).

GREEN PLAINS HOLDINGS II LLC

By:
Name:
Title:

F-1

ANNEX I

to Notice of Conversion to LIBO Rate

dated [                        ,             ]

Facility under which Loans to be Converted are Outstanding	Amount to be Converted	Date of Conversion	Interest Period	Expiry Date of Interest Period	Quoted LIBO Rate*

* [To be completed by Administrative Agent]

F-2

Exhibit G

Notice of Rollover of LIBO Rate

[                        ,             ]

To:     CoBank, ACB, as Administrative Agent

          5500 South Quebec Street

          Greenwood Village, CO 80111

          Attention: Syndications

We refer to that certain Amended and Restated Credit Agreement dated as of February         , 2012 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) by and among GREEN PLAINS HOLDINGS II LLC, certain Lenders from time to time party thereto (the “Lenders”) and CoBank, ACB, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.4 of the Credit Agreement, we hereby request or confirm our request that LIBOR Loans in the aggregate amount(s) specified in Annex I attached hereto be renewed (the “Requested Renewal(s)”) on the date(s) and for the Interest Period(s) specified in Annex I attached hereto and that each Lender make such renewal(s) in such Lender’s Percentage of the Requested Renewal(s).

To induce the Lenders to make the Requested Renewal(s), we hereby represent and warrant to the Lenders that no Default or Event of Default exists or will result from the making of any such Requested Renewal(s).

GREEN PLAINS HOLDINGS II LLC

By:
Name:
Title:

G-1

ANNEX I

to Notice of Rollover of LIBO Rate

dated             ,

Facility under which Loans to be Renewed are Outstanding	Amount of LIBOR Loans to be Renewed	Expiring Interest Period	New Interest Period	Expiry Date of Interest Period	Quoted LIBO Rate*

* [To be completed by Administrative Agent]

G-2

Exhibit H

Quarterly Certificate of Officer as to Financial Statements

[                             ,             ]

To:     CoBank, ACB, as Administrative Agent

          5500 South Quebec Street

          Greenwood Village, CO 80111

          Attention: CIS Group

Re: Financial Statements – Green Plains Holdings II LLC (the “Borrower”)

We refer to that certain Amended and Restated Credit Agreement dated as of             , 2012 (as amended, restated, supplemented or otherwise modified to date, the “Credit Agreement”) among GREEN PLAINS HOLDINGS II LLC, certain Lenders from time to time party thereto (the “Lenders”) and CoBank, ACB, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

I hereby certify on behalf of the Borrower as follows:

1.	I am the duly qualified and acting chief financial officer of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower and the Consolidated Group, and am authorized to execute this Certificate on behalf of the Borrower.

2.	Pursuant to Section 5.1 of the Credit Agreement, attached are the required [audited financial statements of the Consolidated Group as of and for the fiscal year ended [ , 20 ]] / [unaudited interim balance sheet and statement of income and retained earnings of the Borrower as of and for the month ended [ , ]] (the “Applicable Covenant Computation Date”). Such financial statements have been prepared in accordance with GAAP, fairly present the financial condition of the [Consolidated Group] / [Borrower] as of such date and the results of the operations of the [Consolidated Group] / [Borrower] for the period then ended, prepared on a consolidated and consolidating basis, subject to year-end adjustments and footnotes, and conform to the applicable requirements of Section 5.1 of the Credit Agreement.

3.	The Borrower has obtained no knowledge of any Default or Event of Default, except as specifically stated on an attachment hereto (if any).

4.	The computations attached hereto in Annex I set forth the Borrower’s compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Applicable Covenant Computation Date. Such computations have been prepared from, and on a basis consistent with, the financial statements attached hereto.

GREEN PLAINS HOLDINGS II LLC

By:
Name:
Title:

H-1

Annex I

to Exhibit H

Financial Covenant Calculations

H-3

EXHIBIT I

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Borrower:	Green Plains Holdings II LLC

4.	Administrative Agent:	CoBank, ACB, as administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of February __, 2012 among Green Plains Holdings II LLC, the Lenders parties thereto, CoBank, ACB, as Administrative Agent, and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	CUSIP Number

			$	$

			$	$

			$	$

[7.	Trade Date: ][9]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving A Commitment,” “Revolving B Commitment,” “Term A Commitment,” “Term B Commitment,” etc.)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: [                        , 20            ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.

[Consented to and]12 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

Administrative Agent

By
Title:

[Consented to:]13

[NAME OF RELEVANT PARTY]

By
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower and/or other parties (e.g. Letter of Credit Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.3(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.3(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.3 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Colorado.

Exhibit J

Farm Credit Participants

None.

J-1

Schedule 4.1

Doing Business Names; Business Locations

Within the last twelve months, the Borrower has done business solely under the name of Green Plains Holding II LLC.

Name	Type of Organization	Jurisdiction of Organization
Green Plains Holdings II LLC	Limited Liability Company	Delaware

The chief executive office and principal place of business of the Borrower is located at 450 Regency Parkway Suite 400, Omaha, NE 68114.

Other Business Locations of Borrower, if any:

Location	Address	City, State, Zip
Riga plant	11440 Cemetery Road	Riga, MI 49276
Lakota plant	1660 428th Street	Lakota, IA 50451

Sch. 4.1-1

Schedule 4.4

Capitalization

Holder	Class	Percentage Interest
Green Plaines Renewable Energy, Inc.	NA	100%

Sch. 4.4-1

Schedule 4.7

Litigation

None.

Sch. 4.7-1

Schedule 4.11

ERISA Plans

None.

Sch. 4.11-1

Schedule 4.12

Environmental Compliance

None.

Sch. 4.12-1

Schedule 4.15

Existing Properties and Mortgages;

Leased Properties and Warehouse Locations

Owned Property:

Location	Address	City, State, Zip	Mortgaged in Favor of Administrative Agent
Riga plant	11440 Cemetery Road	Riga, MI 49276	Yes
Lakota plant	1660 428th Street	Lakota, IA 50451	Yes

Warehouses:

None.

Leased Real Property:

None.

Sch. 4.15-1

Schedule 4.16

Intellectual Property

None.

Sch. 4.16-1

Schedule 4.18

Licenses, Compliance with Laws, Other Agreements

Lakota	Riga
Title V Permit	Air Use Permit
NPDES—Stormwater	NPDES—Stormwater
NPDES—General Permit #1	NPDES—blowdown to River Raisin
NPDES—General Permit #2	NPDES—Hydrostatic pressure testing
NPDES—General Permit #4	TTB—Operating Permit
Well Water / Water use Permit	FDA Registration
Public Water Supply Operation Permit	Chemical Security Assessment Tool
TTB—Operating Permit	Radio Station Authorization
FDA Registration	Above Ground Storage Tanks
FDA Registration	Waste Generation
Fuel Additive Manufacturer	Hazardous Material Cerificate of Registration
Renewable Fuel Standard	Spill Prevention Control and Countermeasure Plan & Pollution Incident Prevention Plan
Chemical Security Assessment Tool	Greenhouse Gas Monitoring Plan
Radio Station Authorization	Risk Management Plan
Above Ground Storage Tanks
Waste Generation
Hazardous Material Cerificate of Registration
Spill Prevention Control and Countermeasure Plan & Pollution Incident Prevention Plan
Storm Water Pollution Prevention Plan
Greenhouse Gas Monitoring Plan
Risk Management Plan
PHSMA DOT Pipeline
US DOT Gas Transmission and Gathering System
Facility Reponse Plan

Sch. 4.18-2

Schedule 4.20

Account Relationships

Account Name	Type	Account Institution	Number
Green Plains Lakota LLC	Deposit	U.S. Bank National Association	105700973487
Green Plans Riga LLC	Deposit	U.S. Bank National Association	105700973495
Green Plains Holdings II—Lakota	Commodity	R.J. O’Brien & Associates, LLC	533-10424
Green Plains Holdings II—Riga	Commodity	R.J. O’Brien & Associates, LLC	533-10423

Sch. 4.20-1

Schedule 6.1

Outstanding Liens

None.

Sch. 6.1-1

Schedule 6.2

Outstanding Debt

None.

Sch. 6.2-1

Schedule 6.3

Outstanding Guaranties

None.

Sch. 6.3-1

Schedule 6.4

Additional Investments

None.

Sch. 6.4-1